UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 6, 2009 (March 31, 2009)

Date of report (Date of earliest event reported):

HUGHES Telematics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33860	26-0443717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

41 Perimeter Center East, Suite 400 Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 391-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As disclosed in the section entitled “The Merger Agreement” beginning on page 56 of the definitive proxy statement of Polaris Acquisition Corp. (“Polaris”) (the corporate predecessor to the Registrant) filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2009 (the “Proxy Statement”) and the section entitled “Supplemental Information to the Proxy Statement—Amendment of the Merger Agreement” beginning on page 6 of the definitive additional materials to the Proxy Statement filed with the SEC on March 20, 2009 (the “Proxy Supplement”), which disclosures are incorporated herein by reference, Polaris entered into an Agreement and Plan of Merger on June 13, 2008 (as amended and restated on November 10, 2008 and March 12, 2009, the “Merger Agreement”), between Polaris and HUGHES Telematics, Inc. (“HUGHES Telematics”). Item 2.01 of this Current Report on Form 8-K summarizes the consummation of the merger of Polaris and HUGHES Telematics (the “Merger”) and various other transactions and events contemplated by the Merger Agreement and is incorporated herein by reference. In connection with the Merger, Polaris changed its name from Polaris Acquisition Corp. to “HUGHES Telematics, Inc.” The post-Merger company, HUGHES Telematics, Inc., is referred to herein as the “Company.”

Shareholders’ Agreement

In connection with the Merger, on March 31, 2009, Polaris entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Polaris’ initial stockholders and certain HUGHES Telematics stockholders. The material terms of the Shareholders’ Agreement, as well as descriptions of any material relationships with any of the other signatories to the Shareholders’ Agreement, have been previously disclosed in the Proxy Statement and the Proxy Supplement, which disclosures are incorporated herein by reference.

A copy of the Shareholders’ Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Escrow Agreement

In connection with the Merger, on March 31, 2009, Polaris entered into an escrow agreement (the “Escrow Agreement”) with Communications Investors LLC (“Communications LLC” and in its capacity as representative of the holders of shares of common stock of HUGHES Telematics, the “Escrow Representative”) and Continental Stock Transfer & Trust Company (in its capacity as escrow agent, the “Escrow Agent”). Communications LLC is an affiliate of Apollo Global Management LP (“Apollo”).

The purpose of the Escrow Agreement is to effectuate the earn-out and indemnity provisions of the Merger Agreement. In connection with the Merger, the outstanding equity securities of HUGHES Telematics were exchanged for an aggregate of 77,102,149 shares of Company common stock, comprised of 19,854,018 initial shares and 57,248,131 earn-out shares, which were issued into escrow (the “earn-out shares”). The earn-out shares will be released to the HUGHES Telematics stockholders as Merger consideration in three tranches contingent upon Company common stock meeting specified price targets over the five-year period following the closing of the Merger. The first tranche of 40%, or 22,899,252, of the earn-out shares will be released to the HUGHES Telematics stockholders if the trading price of Company common stock equals or exceeds $20.00 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the first and fifth anniversaries of the closing of the Merger. The second tranche of 30%, or 17,174,439, of the earn-out shares will be released if the trading price of Company common stock equals or exceeds $24.50 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the second and fifth anniversaries of the closing of the Merger. The final tranche of 30%, or 17,174,439, of the earn-out shares will be released if the trading price of Company common stock equals or exceeds $30.50 (as may be adjusted or amended in accordance with the Escrow Agreement) for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the Merger. If a share price target is not met within its measurement period, the earn-out shares related to the missed share price target will be cancelled by the Company.

HUGHES Telematics optionholders received as Merger consideration options exercisable for an aggregate of 2,274,935 shares of Company common stock, which includes 1,751,859 earn-out options, which will be divided into three tranches of the same proportions as with the earn-out shares and will be exercisable, according to their terms, if the trading price of Company common stock equals or exceeds the $20.00, $24.50 and $30.50 share price targets (as may be adjusted or amended in accordance with the Escrow Agreement), respectively, as specified immediately above (the “earn-out options”).

In addition, Polaris’ initial stockholders placed an aggregate of 1,250,000 shares of their Polaris common stock into escrow (the “sponsor earn-out shares”), to be released back to them if the price target for the first tranche of earn-out shares is achieved between the first and fifth anniversaries of closing. In connection with the Merger, Polaris’ initial stockholders also transferred an aggregate of 168,000 shares of Polaris common stock to the Company. All such shares transferred to the Company will be cancelled by the Company.

Concurrently with the closing of the Merger, 7.5%, or 1,489,051, of the 19,854,018 Company common shares received by HUGHES Telematics stockholders as Merger consideration were placed into escrow as a fund for the payment of indemnification claims that may be made against HUGHES Telematics stockholders as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the Merger Agreement and other transaction documents. Similarly, 7.5% of each tranche of escrowed earn-out shares, or 4,293,609 of the 57,248,131 earn-out shares in the aggregate, may be used to fund the payment of such indemnification claims.

So long as any shares remain in escrow, the HUGHES Telematics stockholders will be able to vote those shares without restriction on any matter brought to a vote of the stockholders of the Company.

A copy of the Escrow Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. Reference is also made to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1 to this Current Report on Form 8-K.

Stock Escrow Agreement Amendment

In connection with the Merger, on March 31, 2009, Polaris also entered into an amendment (the “Stock Escrow Agreement Amendment”) to the Stock Escrow Agreement, dated as of January 11, 2008, among Polaris, its initial stockholders and Lazard Capital Markets LLC. Pursuant to the Stock Escrow Agreement Amendment, Polaris’ initial stockholders transferred an aggregate of 168,000 shares of Polaris common stock to the Company. All such shares transferred to the Company will be cancelled by the Company.

A copy of the Stock Escrow Agreement Amendment is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Completion of Merger

On March 31, 2009, pursuant to the terms of the Merger Agreement, Polaris and HUGHES Telematics consummated the Merger, whereby, first, HUGHES Telematics merged with and into Spruce Goose Merger Subsidiary Corp., a wholly owned direct subsidiary of Polaris, with HUGHES Telematics as the surviving corporation, and immediately thereafter, HUGHES Telematics merged with and into Polaris, with Polaris as the surviving corporation. The material terms of the Merger Agreement and the Merger are described in the Proxy Statement in the section entitled “The Merger Agreement” beginning on page 56, which is incorporated herein by reference and in the Proxy Supplement in the section entitled “Amendment of the Merger Agreement” beginning on page 6, which is incorporated herein by reference.

The Merger and the transactions relating to the Merger Agreement were approved by Polaris’ stockholders on March 31, 2009 at its special meeting of stockholders (the “Special Meeting”). In addition to approving the Merger Agreement at the Special Meeting, as a condition to closing the Merger, Polaris’ stockholders also approved a pre-Merger amendment and restatement of Polaris’ certificate of incorporation and a post-Merger amendment and restatement of the Company’s certificate of incorporation. The amendments and restatements of the Company’s certificate of incorporation are described on pages 73-74 of the Proxy Statement, which is incorporated herein by reference.

The Merger Agreement and amended and restated certificate of incorporation of the Company have been previously filed with the Proxy Supplement and the Proxy Statement, respectively, and are incorporated by reference as Exhibits 2.1 and 3.1, respectively, to this Current Report on Form 8-K under Item 9.01(d).

Prior to the closing of the Merger, Polaris was a blank check company with no operations, formed as a vehicle for an acquisition of an operating business. The following information is provided about the Company and its business and securities, after giving effect to the consummation of the Merger with HUGHES Telematics.

Business

The business of the Company is described in the Proxy Statement in the section entitled “Business of HUGHES Telematics” beginning on page 76, which is incorporated herein by reference, and in the section entitled “Description of Business” in the annual report of Polaris on Form 10-K filed with the SEC on March 30, 2009 (the “Polaris Annual Report”) beginning on page 1, which is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business and securities are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 11, which is incorporated herein by reference, in the Proxy Supplement in the section entitled “Supplemental Information to the Proxy Statement—Recent Developments Affecting Risk Factors” beginning on page 9 of the Proxy Supplement, which is also incorporated herein by reference, and in the Polaris Annual Report in the section entitled “Risk Factors” beginning on page 4, which is incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of HUGHES Telematics, which is incorporated herein by reference.

Selected Financial Information

The following selected financial data should be read in conjunction with HUGHES Telematics consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Current Report on Form 8-K and incorporated herein by reference. The selected consolidated statements of operations data for the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 (inception) to December 31, 2006 and the selected consolidated balance sheet data as of December 31, 2008, 2007 and 2006 are derived from HUGHES Telematics’ consolidated financial statements which have been audited by its independent registered public accounting firm. The share data included in the selected consolidated statements of operations data reflects the outstanding shares of HUGHES Telematics common stock prior to the Merger. As HUGHES Telematics acquired Networkfleet, Inc., a wholly-owned subsidiary (“Networkfleet”), on August 1, 2006, the results of operations of Networkfleet are included in HUGHES Telematics’ consolidated statements of operations beginning on such date.

	Year Ended December 31,		January 9, 2006 (Inception) to December 31,
	2008	2007	2006
	(In Thousands, Except Share Data)
Consolidated statements of operations data:
Revenues	$30,260	$20,352	$6,913
Loss from operations	(47,658)	(33,577)	(6,136)
Loss before income taxes	(57,467)	(34,535)	(6,104)
Net loss	(57,467)	(32,333)	(3,836)
Basic and diluted loss per share	(153.79)	(86.74)	(11.57)
Basic and diluted weighted average shares outstanding	373,680	372,768	331,688

	December 31,
	2008	2007	2006
	(In Thousands)
Consolidated balance sheet data:
Cash, cash equivalents, and short-term investments	$17,837	$22,017	$17,388
Restricted cash – current and non-current	9,083	997	997
Total assets	108,982	62,932	54,648
Series A Redeemable Preferred Stock	62,092	57,017	35,273
Long-term debt	66,596	—	—
Capital lease obligations – current and non-current	7,331	—	—
Total liabilities	159,652	75,795	50,398
Stockholders’ (deficit) equity	(50,670)	(12,863)	4,250

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated historical financial statements of HUGHES Telematics and the related notes thereto contained in the Proxy Supplement and incorporated herein by reference. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” and elsewhere in this Current Report on Form 8-K.

Overview

The Company (as successor in interest to HUGHES Telematics) is an automotive telematics services company that currently provides and is further developing a broad suite of real-time services and applications to serve drivers and owners of automobiles. These services and applications will be enabled through a state-of-the-art communications infrastructure, including a hardware component that is factory-installed in new vehicles as a result of multi-year contractual arrangements with automakers. In certain instances, these services will be available through the Company’s systems interfacing with compatible third-party hardware already installed by the automakers. The Company has contracts with each of Daimler Chrysler Company LLC (“Chrysler”) and Mercedes-Benz USA LLC (“Mercedes-Benz”) to provide telematics service in the United States starting in the second half of 2009.

In addition, the Company continues to market its telematics services to other automakers.

Through its wholly-owned subsidiary, Networkfleet, which was acquired in August 2006, the Company currently offers remote vehicle monitoring and other data services with sales generated through a combination of distribution arrangements with large fleet management service providers, a network of resellers and direct sales. Unlike the Company’s service offerings enabled through factory-installed hardware, Networkfleet’s service offerings are enabled by an aftermarket hardware device that is sold by Networkfleet to be installed on existing vehicles. Owners and operators of a fleet of vehicles use these services to monitor driver performance for unauthorized or unsafe vehicle usage, as well as analyze data such as the current location of a vehicle, fuel consumption, mileage, emissions status and diagnostic trouble codes. From its inception through the year ended December 31, 2008, all of HUGHES Telematics’ consolidated revenues were earned through the sale of Networkfleet’s products and services. For the years ended December 31, 2008 and 2007, Networkfleet generated revenues of approximately $30.3 million and $20.4 million, respectively.

Although Networkfleet has been HUGHES Telematics’ sole source of revenue to date, the Company expects to derive its revenue increasingly from the telematics services provided to Chrysler and Mercedes-Benz vehicles and those being marketed to other automakers. The Company expects a significant portion of its future revenues to be generated from service revenues from vehicles with factory-installed hardware through subscriptions for consumer service offerings, as well as from transaction or pre-paid package fees, automaker and dealer service offerings and from strategic relationships with third parties, who are expected to develop applications for the Company’s services and product offerings. Customer churn will be an important metric that the Company will monitor and seek to minimize as it begins delivering its consumer service offerings. The Company anticipates periodically reporting customer churn as its operations mature.

While recent negative trends in automobile sales in the United States market are negatively impacting the financial results of automotive manufacturers, management does not believe that the current trends will have a significant long-term negative impact on its business. The Company’s agreements with each of Chrysler and Mercedes-Benz require each automaker to equip an increasing number of its vehicles produced for sale in the United States market with a device that enables the Company’s service offerings until nearly all such vehicles are equipped with such devices by 2013. Accordingly, while the recent declines in production are significant and will impact the size of the potential customer base for services to factory-installed devices, the Company believes that if such current trends are consistent with the cyclical historical nature of the automotive industry, then the trends may be expected to abate and reverse over the next several years. In any case, the contracting demand for new vehicles in the United States market creates increased competition among automakers and provides additional incentive for them to offer products and services that help differentiate their vehicles. The Company believes that in trying to differentiate their vehicles, automakers will expedite the adoption rates for telematics services like those that the Company offers. While such adoption rates are currently subject to uncertainty, the Company is working with its automaker partners and other third parties to enable a community of compelling content offerings and applications that will enhance the vehicle ownership experience. The Company is in discussions with numerous leading companies in the financial services, insurance, vehicle safety and recovery, real estate, Internet search, wireless communications, satellite broadcasting and vehicle navigation sectors to promote the availability of such content. Management believes that an increase in the range of third-party in-vehicle content offerings will have a positive impact on the adoption rate of telematics in the automobile industry, generally, and on the results of operations and financial condition of the Company, specifically.

It has been widely reported in the press that automakers, particularly U.S. automakers including Chrysler, are currently facing significant financial and structural challenges and that it is possible that these challenges will result in bankruptcy proceedings for one or more automakers, including, possibly, Chrysler. Although Chrysler has avoided bankruptcy to date through the provision of financial assistance from the U.S. government, Chrysler has publicly announced that it needs additional financial assistance from the U.S. government. If Chrysler enters bankruptcy proceedings or undergoes similar restructuring, it is possible that its agreement with the Company may be voided, terminated or restructured in a manner which could have a material adverse impact on the business and prospects of the Company.

There has also been recent speculation regarding consolidation among automotive manufacturers. While the Company may be impacted to the extent a consolidation transaction involves either of its automaker partners, the Company’s contract with each automaker will survive any such transaction and be binding on any successor entity. The Company will not be able to determine the precise nature or impact of any such future transaction until long after such a consolidation transaction is consummated.

The Company’s agreements with each of Chrysler and Mercedes-Benz require it to meet certain customary automotive developmental milestones and to maintain certain minimum service level standards. The Company still needs to complete validation testing with the automakers for its factory-installed hardware device. In addition, the Company needs to complete the development of certain of its operating systems before it can start commercial operation and generate revenues from its service offerings for vehicles with factory-installed hardware. In March 2009, the manufacturer of the hardware device, HUGHES Network Systems, LLC (“HNS”), informed the Company that HNS’ contract manufacturer is currently refusing to continue manufacturing the hardware device. The Company is in dialogue with HNS, the contract manufacturer and Chrysler to timely resolve the matter in a commercially satisfactory manner. The Company and Chrysler have agreed to move the scheduled launch back two months within the second half of 2009 to allow for resolution of the manufacturing issue and the completion of the validation testing. In the event that the Company is unable to resolve the manufacturing issue or complete the validation testing and other final milestones in a timely manner, the program launch would likely be delayed until the first quarter of 2010. While such delays alone would not materially impact the Company’ business plan, there can be no assurances that such a program change would not materially impact the Company’ relationship with Chrysler, and therefore its business. Chrysler has also indicated that if it has losses from the two-month schedule change, it may seek compensation for damages. The Company does not believe it should or will be required to make any material payments as a result of the current schedule change. However, there can be no assurance that Chrysler and the Company will reach a satisfactory resolution of these matters or that the two-month delay or any further delay would not result in material payments to Chrysler.

As partial consideration for the use of the HUGHES trademark, HUGHES Telematics agreed that HNS, a leading provider of networking systems solutions to customers for mobile satellite, telematics and wireless backhaul systems and an affiliate of Apollo, will be the Company’s preferred engineering services provider. As such, HNS plays an integral role in the Company’s ability to meet the development milestones under the agreements with Chrysler and Mercedes-Benz. HNS has assisted the Company in the development of both the factory-installed hardware device and other infrastructure related to the provision of services to vehicles. While HNS is also expected to play a significant role in the manufacturing of the factory-installed hardware device through an outsourced management arrangement, HNS is not expected to play a role in the day-to-day delivery of the Company’s service offering. HNS’ role is expected to remain largely unchanged following the Merger.

Prior to the Merger, HUGHES Telematics was a private company and not required to prepare or file periodic and other reports with the SEC under the applicable U.S. federal securities laws or to comply with the requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act. HUGHES Telematics has maintained disclosure controls and procedures and internal control over financial reporting as required under the U.S. federal securities laws with respect to its activities but was not required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as required with respect to a public company with substantial operations. Following consummation of the Merger, the Company will be required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with Sarbanes-Oxley obligations will require significant time and resources from management and will increase the Company’s legal, insurance and financial compliance costs. Because HUGHES Telematics has maintained a relatively small finance and accounting staff, it may need to hire additional employees with appropriate public company experience and technical accounting knowledge. However, management does not believe the increased obligations and costs associated with being a public company will have a material negative impact on the Company’s ability to execute its business plan.

Series B Convertible Preferred Stock

On March 12, 2009, HUGHES Telematics issued and sold 5,000,000 shares of Series B Convertible Preferred Stock (the “New Series B Preferred Stock”) for an aggregate purchase price of $50.0 million. Apollo Investment Fund V (PLASE), LP (“AIF V PLASE”), an affiliate of Apollo, purchased 1,200,000 shares of New Series B Preferred Stock for $12.0 million of cash, and HUGHES Communications, Inc. (“HCI”), parent of HNS and an affiliate of Apollo, purchased 1,300,000 shares of New Series B Preferred Stock through the conversion of $13.0 million of trade accounts payable transferred from HNS. The remaining 2,500,000 shares of New Series B Preferred Stock were purchased by unrelated institutional investors for $25.0 million of cash. As a result of the sale of New Series B Preferred Stock, approximately $5.3 million was released to HUGHES Telematics from an escrow account held for the benefit of its senior secured note holders. This amount constituted all funds remaining in the escrow account. For consulting and financial advisory services provided in connection with the sale of the New Series B Preferred Stock, HUGHES Telematics paid Trivergance, LLC (“Trivergance”), an affiliate of Marc Byron, one of the Company’s directors, approximately $1.3 million of cash and issued Trivergance a warrant to purchase 5,153 shares of common stock of HUGHES Telematics at an exercise price of $10.19 per share.

Merger with Polaris

On March 31, 2009, HUGHES Telematics and Polaris consummated the Merger. Upon closing of the Merger, the outstanding equity securities of HUGHES Telematics were exchanged for an aggregate of 77,102,149 shares of Company common stock, comprised of 19,854,018 initial shares and 57,248,131 earn-out shares. In addition, all options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the Merger were exchanged for options exercisable for an aggregate of 2,274,935 shares of Company common stock, which includes 1,751,859 earn-out options. The earn-out shares, which were issued into escrow, will be released to the HUGHES Telematics stockholders and the earn-out options will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three tranches, upon the trading share price of the Company’s common stock reaching at least $20.00, $24.50 and $30.50 (as may be adjusted or amended in accordance with the Escrow Agreement) within certain measurement periods over the five-year period following the closing of the Merger.

Immediately prior to the consummation of the Merger, HUGHES Telematics extinguished the outstanding shares of Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) through (i) the exercise by Communications LLC of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock. In connection with the Merger, all outstanding shares of New Series B Preferred Stock were exchanged for an aggregate of 12,500,000 shares of Company common stock, of which 7,500,000 shares are earn-out shares.

In order to consummate the Merger, HUGHES Telematics agreed to purchase an aggregate of 7,439,978 shares of Polaris common stock from a limited number of institutional shareholders of Polaris in separate and privately negotiated transactions which were executed prior to the conclusion of the special meeting. In order to consummate these private purchases following the Merger, the Company used funds released from the Polaris trust account and funds received by HUGHES Telematics from its sale of New Series B Preferred Stock.

In addition, in connection with the Merger, pursuant to certain letter agreements dated March 12, 2009, the Company is obligated to issue, and certain of Polaris’ financial advisors agreed to accept, an aggregate of 226,592 shares of Company common stock in lieu of cash compensation to such advisors for services rendered to Polaris. The obligation to issue such shares in lieu of cash payments was conditioned upon consummation of the Merger and other factors that were not determinable until the conclusion of the Special Meeting.

Critical Accounting Policies

HUGHES Telematics’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expense during the periods presented. Although these estimates are based on management’s knowledge of current events and actions the Company may undertake in the future, actual results may differ from estimates. The following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of HUGHES Telematics financial condition and results from operations, and that require judgment. The notes accompanying the consolidated financial statements contain additional information regarding HUGHES Telematics’ accounting policies.

Revenue Recognition

The Company earns revenue through the sale of Networkfleet’s products and services. Hardware sales consist principally of revenues from the sale of Networkfleet’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. Management has determined that the sale of Networkfleet’s hardware and its services constitute a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. Networkfleet accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to customers and collection is considered probable. Service fees received for the monitoring and tracking services are recognized as service revenue when earned. Networkfleet’s customers enter into a service contract which generally has a 12-month initial term which automatically renews for successive one month periods thereafter. Networkfleet bills and recognizes service revenues on a monthly basis. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

HUGHES Telematics entered into long-term contracts with Chrysler and Mercedes-Benz, pursuant to which these automakers have agreed to install telematics devices in their vehicles and permit HUGHES Telematics to exclusively provide telematics services to their new customers. Those contracts also require HUGHES Telematics to pay each automaker for certain non-recurring costs associated with the initiation of telematics services. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Capitalized Software

Software development costs are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services, materials, software licenses and capitalized interest. For the years ended December 31, 2008 and 2007, HUGHES Telematics capitalized approximately $13.3 million and $3.4 million, respectively, of software development costs. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Fair Value of Financial Instruments

HUGHES Telematics’ financial instruments include cash, cash equivalents, accounts receivable, accounts payable, letters of credit, long-term debt, the Series A Preferred Stock and warrants issued in connection with each of the Series A Preferred Stock and the senior secured term indebtedness. The fair value of cash, cash equivalents, accounts receivable, accounts payable and the letters of credit approximates book value due to their short-term duration. HUGHES Telematics determined the estimated fair value of the Series A Preferred Stock, the long-term debt and the warrants by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates are not necessarily indicative of the amount that HUGHES Telematics or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Selected Segment Data

HUGHES Telematics’ operations are classified into two principal business segments: (i) the HUGHES Telematics segment, which provides and is further developing the factory-installed, end-to-end telematics solution which is being marketed to automakers and includes the operations relating to the contracts with Chrysler and Mercedes-Benz; and (ii) the Networkfleet segment, which provides an aftermarket fleet management solution targeted to the local fleet market. Networkfleet’s results of operations are included in HUGHES Telematics’ consolidated results of operations following the August 1, 2006 acquisition. All of HUGHES Telematics’ historical consolidated revenues have been earned through the sale of Networkfleet’s products and services. The following tables set forth revenues and operating loss by operating segments:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31,
	2008	2007	2006
	(In Thousands)
Revenues:
HUGHES Telematics	$—	$—	$—
Networkfleet	30,260	20,352	6,913

Total	$30,260	$20,352	$6,913

Loss from operations:
HUGHES Telematics	$(47,556)	$(29,431)	$(4,487)
Networkfleet	(102)	(4,146)	(1,649)

Total	$(47,658)	$(33,577)	$(6,136)

Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues

In the years ended December 31, 2008 and 2007, HUGHES Telematics earned all of its revenues through the sale of Networkfleet’s products and services. Hardware revenues consist principally of the sale of Networkfleet’s telematics device. Service revenues relate to the consideration received for monitoring and tracking services, which are recognized as revenue when earned. The following table sets forth information related to Networkfleet’s revenue for the year ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007
	(In Thousands)
Hardware revenues	$13,642	$11,009
Services revenues	16,618	9,343

Total revenues	$30,260	$20,352

Total revenues for the year ended December 31, 2008 increased to approximately $30.3 million, a 49% increase from the approximately $20.4 million of total revenue for the year ended December 31, 2007. The primary driver of the increase was service revenues, which increased 78% in the year ended December 31, 2008 from the year ended December 31, 2007. Units active on the network increased to approximately 87,000 as of December 31, 2008, a 47% increase from the approximately 59,000 units active as of December 31, 2007. As Networkfleet continues to sell additional hardware, services revenue is expected to continue to increase in future periods. Hardware unit sales increased to approximately 40,000 units in the year ended December 31, 2008, a 29% increase from the approximately 31,000 units sold in the year ended December 31, 2007.

Cost of Revenues

Cost of hardware sold consists primarily of the cost of direct materials required to produce Networkfleet’s telematics device, the cost of shipping and installing devices and the amortization of certain intangibles acquired in connection with the acquisition of Networkfleet. Networkfleet’s cost of service includes per unit monthly charges from various wireless, mapping, and roadside assistance providers as well as internal costs such as customer care agents providing service to subscribers. The following table sets forth information related to costs of revenue for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007
	(In Thousands)
Cost of hardware sold	$9,585	$7,767
Cost of services	6,009	4,102

Total cost of revenues	$15,594	$11,869

Cost of revenues increased to approximately $15.6 million for the year ended December 31, 2008, a 31% increase from the approximately $11.9 million for the year ended December 31, 2007. This increase resulted primarily from the increased number of active units on the network in the year ended December 31, 2008 relative to the year ended December 31, 2007. Cost of revenues as a percentage of total revenues decreased to 52% in the year ended December 31, 2008, a 10% decrease from 58% in the year ended December 31, 2007. This decrease resulted primarily from the increase in service revenues as a percentage of total revenues. Service revenues yield a higher gross margin than hardware revenues and represented 55% of total revenue in the year ended December 31, 2008 relative to 46% of total revenues in the year ended December 31, 2007. As Networkfleet expects to continue adding additional units to the network, management expects cost of revenues as a percentage of total revenues to decrease in future periods.

Research and Development Expense

Research and development expense consists primarily of salaries and related benefits for employees associated with engineering and product development activities, fees and expenses paid to HNS and other contracted labor who are providing assistance to HUGHES Telematics with the development of its factory-installed hardware device and other infrastructure related to the provision of services to vehicles, depreciation of property and equipment used in the development effort and amortization of certain intangible assets acquired in connection with the acquisition of Networkfleet. Research and development expense for the year ended December 31, 2008 increased to $33.6 million from $23.5 million for the year ended December 31, 2007, an increase of $10.1 million or 43%. In the year ended December 31, 2008, HUGHES Telematics dedicated additional resources to the development and testing of its telematics system, including the initiation of development of the second generation hardware device which is expected to be ready for installation in automaker vehicles during 2010. Specifically, the increase in research and development expense relates primarily to a $7.3 million increase in amounts expensed for work performed by HNS and other contracted labor, a $1.5 million increase in compensation and benefits as the number of employees focused on the development of the telematics system and on the development of the applications and services that will be enabled through the additional capabilities of its second generation hardware device increased in the year ended December 31, 2008 and a $0.9 million increase in depreciation expense resulting from equipment purchased during 2008. Total headcount involved in research and development activities increased from 22 as of December 31, 2007 to 40 as of December 31, 2008. Management expects research and development expense to continue increasing as the Company further develops its products and service offerings.

Sales and Marketing Expense

Sales and marketing expense consists primarily of salaries, commissions and related benefits for employees associated with HUGHES Telematics’ automaker relationships and other marketing activities and Networkfleet’s sales force and marketing staff, trade shows and other forms of advertising, and the amortization of certain intangible assets acquired in connection with the acquisition of Networkfleet. Sales and marketing expense for the year ended December 31, 2008 increased to $7.6 million from $5.7 million for the year ended December 31, 2007, an increase of $1.9 million, or 33%. This increase relates primarily to a $1.1 million increase in compensation and benefits as the number of employees dedicated to sales and marketing activities increased in the year ended December 31, 2008 as HUGHES Telematics continued developing its relationship with Chrysler and Mercedes-Benz, pursued relationships with additional automakers and developed its consumer marketing and branding strategy in anticipation of the launch of services enabled by factory-installed hardware in the second half of 2009. Total headcount involved in sales and marketing activities increased from 33 as of December 31, 2007 to 41 as of December 31, 2008. Management expects sales and marketing expense to continue increasing as the Company plans to expand its marketing staff and other marketing related activities in anticipation of the launch of its service with Chrysler and Mercedes-Benz in second half of 2009.

General and Administrative Expense

General and administrative expense consists primarily of facilities costs, finance, accounting, legal, human resources and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. General and administrative expense for the year ended December 31, 2008 increased to $21.1 million from $12.8 million for the year ended December 31, 2007, an increase of $8.3 million or 65%. This increase relates primarily to approximately $3.9 million of incremental costs incurred in the year ended December 31, 2008 related to the design and implementation of HUGHES Telematics back office systems, a $2.8 million increase in compensation and benefits as total headcount involved in general and administrative activities increased from 41 as of December 31, 2007 to 75 as of December 31, 2008, a $0.5 million increase in depreciation expense resulting from equipment purchased during 2008 and a $0.3 million in facilities expenses due to the expansion of HUGHES Telematics’ operations. Management expects general and administrative expense to continue increasing as the Company completes the development of its back office systems and incurs additional costs associated with operating as a public company.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2008 increased to $10.0 million from $1.0 million for the year ended December 31, 2007, an increase of $9.0 million. Interest expense, net for the year ended December 31, 2008 consisted primarily of the $7.5 million of accrued interest and discount and amortization of debt issuance costs amortization related to the senior secured term indebtedness, the $2.8 million of accretion on the Series A Preferred Stock, the $1.8 million of accrued interest and discount amortization related to the senior subordinated unsecured promissory notes and $0.4 million of accrued interest on capital lease obligations, partially offset by $0.9 million of interest earned on cash and cash equivalents and $1.6 million of interest which was capitalized. Interest expense, net for the year ended December 31, 2007 consisted of the $1.8 million of accretion on the Series A Preferred Stock, partially offset by $0.8 million of interest earned on cash, cash equivalents and short-term investments.

Income Tax Benefit

As a result of HUGHES Telematics’ historical losses and the expectation that such historical losses will continue for the foreseeable future, HUGHES Telematics has recorded a full valuation allowance against its net deferred tax asset. Accordingly, HUGHES Telematics did not recognize a tax benefit for the year ended December 31, 2008. For the year ended December 31, 2007, HUGHES Telematics recognized an income tax benefit of approximately $2.2 million relating to the partial reversal of its net deferred tax liability.

Results of Operations for the Year Ended December 31, 2007 compared to the period from January 9, 2006 (Inception) to December 31, 2006

Revenues

For the year ended December 31, 2007 and the period from January 9, 2006 (inception) to December 31, 2006, HUGHES Telematics earned all of its revenues through the sale of Networkfleet’s products and services. Hardware revenues consist principally of the sale of Networkfleet’s telematics device. Service revenues relate to the consideration received for monitoring and tracking services, which are recognized as revenue when earned. The following table sets forth information related to Networkfleet’s revenue for the year ended December 31, 2007 and for the period from January 9, 2006 (inception) through December 31, 2006:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Hardware revenues	$11,009	$5,050
Service revenues	9,343	1,863

Total revenues	$20,352	$6,913

Total revenues for the year ended December 31, 2007 increased to approximately $20.4 million from approximately $6.9 million of total revenue for the period from January 9, 2006 (inception) to December 31, 2006. The increase in revenue is primarily due to the acquisition of Networkfleet on August 1, 2006, which results in comparing the year ended December 31, 2007 to the five month period from August 1, 2006 to December 31, 2006. Units active on the network increased to approximately 59,000 as of December 31, 2007, a 90% increase from the approximately 31,000 units active as of December 31, 2006.

Cost of Revenues

Cost of hardware sold consists primarily of the cost of direct materials required to produce Networkfleet’s telematics device, the cost of shipping and installing devices and the amortization of certain intangibles acquired in connection with the acquisition of Networkfleet. Networkfleet’s cost of service includes per unit monthly charges from various wireless, mapping, and roadside assistance providers as well as internal costs, such as customer care agents providing service to subscribers. The following table sets forth information related to costs of revenue for the year ended December 31, 2007 and for the period from January 9, 2006 (inception) to December 31, 2006:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Cost of hardware sold	$7,767	$3,275
Cost of services	4,102	1,251

Total cost of revenues	$11,869	$4,526

Cost of revenues increased to approximately $11.9 million for the year ended December 31, 2007 from approximately $4.5 million for the period from January 9, 2006 (inception) to December 31, 2006. The increase in cost of revenue is primarily due to the acquisition of Networkfleet on August 1, 2006, which results in comparing the year ended December 31, 2007 to the five month period from August 1, 2006 to December 31, 2006. Further, the number of units active on the network increased in the year ended December 31, 2007 relative to the period from the August 1, 2006 to December 31, 2006. Cost of revenues as a percentage of total revenues decreased to 58% in the year ended December 31, 2007, an 11% decrease from 65% in the period from January 9, 2006 (inception) to December 31, 2006. This decrease resulted primarily from the increase in service revenues as a percentage of total revenues. Service revenues yield a higher gross margin than hardware revenues and represented 46% of total revenue in the year ended December 31, 2007 relative to 27% of total revenues in the period from January 9, 2006 (inception) to December 31, 2006.

Research and Development Expense

Research and development expense consists primarily of salaries and related benefits for employees associated with engineering and product development activities, fees and expenses paid to HNS and other contracted labor who are providing assistance to HUGHES Telematics with the development of its factory-installed hardware device and other infrastructure related to the provision of services to vehicles, depreciation of property and equipment used in the development effort and amortization of certain intangible assets acquired in connection with the acquisition of Networkfleet. Research and development expense for the year ended December 31, 2007 increased to $23.5 million from $3.1 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $20.4 million. In the year ended December 31, 2007, HUGHES Telematics dedicated additional resources to the development and testing of its telematics system which is expected to be ready for installation in automaker vehicles by mid-2009. Specifically, the increase in research and development expense relates primarily to a $14.8 million increase in amounts expensed for work performed by HNS and other contracted labor and a $2.0 million increase in compensation and benefits as the number of employees focused on the development of the telematics system increased in the year ended December 31, 2007. Total headcount involved in research and development activities increased from 11 as of December 31, 2006 to 22 as of December 31, 2007. Also contributing to the increase is the acquisition of Networkfleet on August 1, 2006, which resulted in the inclusion of Networkfleet’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

Sales and Marketing Expense

Sales and marketing expense consists primarily of salaries, commissions and related benefits for employees associated with HUGHES Telematics’ automaker relationship and other marketing activities and Networkfleet’s sales force and marketing staff, trade shows and other forms of advertising, and the amortization of certain intangibles assets acquired in connection with the acquisition of Networkfleet. Sales and marketing expense for the year ended December 31, 2007 increased to $5.7 million from $1.3 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $4.4 million. This increase relates primarily to a $2.4 million increase in compensation and benefits as the number of employees dedicated to sales and marketing activities increased in the year ended December 31, 2007 as HUGHES Telematics continued developing its relationship with Chrysler and Mercedes-Benz, pursued relationships with additional automakers and developed its consumer marketing and branding strategy in anticipation of the mid-2009 launch of services enabled by factory-installed hardware and a $1.1 million increase in outside research activities focused on the positioning of HUGHES Telematics products and services in the market place. Total headcount involved in sales and marketing activities increased from 15 as of December 31, 2006 to 33 as of December 31, 2007. Also contributing to the increase is the acquisition of Networkfleet on August 1, 2006, which resulted in the inclusion of Networkfleet’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

General and Administrative Expense

General and administrative expense consists primarily of facilities costs, finance, accounting, legal, human resources and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. General and administrative expense for the year ended December 31, 2007 increased to $12.8 million from $4.1 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $8.7 million. This increase relates primarily to a $4.6 million increase in compensation and benefits as total headcount involved in general and administrative activities increased from 29 as of December 31, 2006 to 41 as of December 31, 2007, as well as a $1.8 million increase in legal, accounting and other professional fees as HUGHES Telematics operations increased significantly in the year ended December 31, 2007. Also contributing to the increase is the acquisition of Networkfleet on August 1, 2006, which resulted in the inclusion of Networkfleet’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

Interest Income (Expense), Net

Interest expense, net for the year ended December 31, 2007 increased to $1.0 million from net interest income of less than $0.1 million for the period from January 9, 2006 (inception) to December 31, 2006. Interest expense, net for the year ended December 31, 2007 consisted of the $1.8 million of accretion on the Series A Preferred Stock, partially offset by $0.8 million of interest earned on cash and cash equivalents. Interest income, net for the period from January 9, 2006 (inception) to December 31, 2006 consisted of the $0.4 million of interest earned on cash, cash equivalents and short-term investments, mostly offset by $0.4 million of accretion on the Series A Preferred Stock.

Income Tax Benefit

For the year ended December 31, 2007 and for the period from January 9, 2006 (inception) to December 31, 2006, HUGHES Telematics recognized an income tax benefit of approximately $2.2 million and $2.3 million, respectively, relating to the reversal of its net deferred tax liability. As of December 31, 2007, HUGHES Telematics had a net deferred tax asset against which it had recorded a full valuation allowance.

Liquidity and Capital Resources

As of December 31, 2008, HUGHES Telematics had unrestricted cash and cash equivalents of approximately $17.8 million and an additional $9.1 million of restricted cash consisting of approximately $3.8 million supporting outstanding letters of credit and approximately $5.3 million being maintained in an escrow account for the benefit of the lenders of the senior secured term indebtedness. In March 2009, as a result of the sale and issuance of the New Series B Preferred Stock and the Merger, HUGHES Telematics raised an aggregate of approximately $70.0 million of equity capital net of advisory fees and expenses, comprised of approximately $57.0 million of cash consideration and the conversion of $13.0 million of trade accounts payable. Also, in connection with the sale and issuance of the New Series B Preferred Stock, the remaining $5.3 million was released from the escrow account previously held for the benefit of the lenders.

The Company expects its net losses and its negative cash flow to continue for the foreseeable future as it completes the development of its telematics system, makes payments under its various contracts and begins to incur marketing costs associated with the launch of service in automotive manufacturer vehicles in the second half of 2009. As a result of these net losses and HUGHES Telematics limited capital resources, HUGHES Telematics’ independent registered public accounting firm’s report on HUGHES Telematics’ financial statements as of and for the year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern. In light of these net losses and its negative cash flow, the Company may be required to raise additional capital in the future. This additional financing may take the form of loans under a new credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Any such financing must either comply with the covenants of the Company’s credit facility, or the Company will need to obtain waivers from the lenders. The Company’s credit facility contains covenants that restrict its ability to incur debt and will require mandatory prepayments from the proceeds of an equity financing. Any debt financing obtained may impose various restrictions and additional covenants on the Company which could limit its ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities and may subject the Company to significant interest expense. Additional equity financing may be obtained on terms that are dilutive to the interests of existing stockholders. Debt or additional equity financing may not be available when needed on terms favorable to the Company or at all, and the failure to attract a sufficient amount of additional debt or equity capital may impair the Company’s ability to execute on its business plan. Such additional capital may be provided by, among other things, the cash proceeds from the exercise of the outstanding Polaris warrants. There is no assurance that the Company will be successful in raising additional capital, if or when needed, to fund its operations.

Operating Activities

For the year ended December 31, 2008, cash used in operating activities was approximately $39.1 million, consisting primarily of a net loss of $57.5 million, partially offset by $5.9 million of depreciation and amortization, $5.9 million of interest accrued on long-term debt which will be paid in kind with such accrued interest being added to the outstanding principal balance of the long-term debt, $2.6 million of non-cash interest expense related to the Series A Preferred Stock, $2.4 million of amortization of debt issuance costs and other discounts on the long-term debt, $1.2 million of net changes in operating assets and liabilities and $0.4 million of share-based compensation expense. For the year ended December 31, 2007, cash used in operating activities was approximately $23.6 million and was principally comprised of a net loss of $32.3 million, increased by a $2.2 million tax benefit related to the reversal of deferred tax liabilities, partially offset by $4.5 million of depreciation and amortization, $1.8 million of non-cash interest expense related to the Series A Preferred Stock and an increase in cash flows from operating assets and liabilities of $4.7 million. For the period from January 9, 2006 to December 31, 2006, cash used in operating activities was approximately $2.8 million and was principally comprised of a net loss of $3.8 million, increased by a $2.3 million tax benefit related to the reversal of deferred tax liabilities, partially offset by $1.5 million of depreciation and amortization, $0.4 million of non-cash interest expense related to the Series A Preferred Stock and an increase in cash flows from operating assets and liabilities of $1.4 million.

Investing Activities

For the year ended December 31, 2008, cash used in investing activities was approximately $31.7 million, consisting primarily of the $5.3 million deposited into a restricted cash account for the benefit of the lenders of the senior secured term indebtedness, $2.8 million deposited into a restricted cash account to collateralize letters of credit that secure certain lease obligations, $12.2 million of capitalized software costs, $10.6 million of capital expenditures related to the factory-installed telematics initiative and $0.8 million of capital expenditures related to Networkfleet’s operations. For the year ended December 31, 2007, cash used in investing activities was approximately $5.1 million and resulted primarily from $3.4 million of capitalized software costs, $2.9 million of capital expenditures related to the factory-installed telematics initiative and $0.6 million of capital expenditures related to Networkfleet’s operations, partially offset by the maturity of $1.8 million of short-term investments. For the period from January 9, 2006 to December 31, 2006, cash used in investing activities was approximately $27.0 million and resulted primarily from $24.7 million used to purchase Networkfleet in August 2006, $1.8 million used for the purchase of short-term investments, $1.0 million deposited into a restricted cash account to collateralize a letter of credit that secures a real estate lease obligation, $0.6 million of capital expenditures related to the factory-installed telematics initiative and $0.5 million of capital expenditures related to Networkfleet’s operations, partially offset by $1.7 million of cash held by Networkfleet on the date of the acquisition.

Financing Activities

For the year ended December 31, 2008, cash provided by financing activities was approximately $66.7 million, consisting primarily of $60.0 million from the issuance of the senior secured term indebtedness with detachable warrants and $16.0 million from the issuance of senior subordinated unsecured notes, partially offset by $5.0 million used to redeem the outstanding shares of the Series B Redeemable Preferred Stock (the “Retired Series B Preferred Stock”), $3.3 million of debt issuance costs related to the senior secured term indebtedness and $1.0 million of payments on capital lease obligations. For the year ended December 31, 2007, cash provided by financing activities was approximately $35.1 million and resulted primarily from $35.0 million from the sale of the Series A Preferred Stock and warrants and $0.1 million from the exercise of stock options. For the period from January 9, 2006 to December 31, 2006, cash provided by financing activities was approximately $45.4 million, consisting primarily of $40.0 million from the sale of the Series A Preferred Stock and a warrant, $5.0 million from the sale of Retired Series B Preferred Stock and $0.4 million from the initial capitalization.

Senior Secured Term Indebtedness

In March 2008, HUGHES Telematics entered into a credit agreement (as amended and restated, the “Credit Agreement”) pursuant to which it issued in multiple tranches during the year ended December 31, 2008 for aggregate consideration of $60.0 million, senior secured term indebtedness due March 31, 2013 with an original principal amount of $60.0 million and warrants to purchase 78,761 shares of common stock at an exercise price of $0.01 per share. HUGHES Telematics deposited 25% of the gross proceeds into an escrow account which was released to HUGHES Telematics on a pro rata basis as it raised additional debt or equity capital. If a balance remained in the escrow account on March 31, 2009, HUGHES Telematics was to be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance. As of December 31, 2008, the escrow account had a balance of approximately $5.3 million. On March 12, 2009, as a result of the issuance and sale of the New Series B Preferred Stock, the remaining balance was released from the escrow account.

As additional consideration for services provided by the lead arranger in connection with the issuance and syndication of the term indebtedness, HUGHES Telematics issued warrants to an affiliate of the lead arranger to purchase an aggregate of 19,378 shares of HUGHES Telematics common stock at an exercise price of $0.01 per share.

The senior secured term indebtedness is guaranteed by all of the Company’s existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. At the election of the Company, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of LIBOR or 3.00%. In accordance with an agreement between HUGHES Telematics and one of the senior secured note holders, the interest rate on term indebtedness with a principal amount of $5.0 million will have an interest rate of no higher than 14.00% for the term of the debt. With respect to Eurocurrency borrowings, the Company may elect interest periods of one, two, three, or six months (or nine or twelve months if approved by each senior secured note holder), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless the Company elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. Including the accrued interest which had been paid in kind, senior secured term indebtedness with an aggregate principal amount of approximately $65.4 million was outstanding as of December 31, 2008, and HUGHES Telematics had elected to convert all outstanding amounts to Prime Lending borrowings which resulted in the term indebtedness bearing an interest rate of 13.25%.

The Credit Agreement requires the Company to comply with certain negative covenants which include limitations on the Company’ ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. The Company may incur indebtedness beyond the specific limits allowed under the amended and restated credit agreement, provided it maintains a leverage ratio of 5.0 to 1.0. In addition, the Company may incur limited indebtedness secured by junior and subordinated liens to the liens created under the Credit Agreement. Noncompliance with any of the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Credit Agreement also contains other events of default (subject to specified grace periods), including defaults based on the termination of the Chrysler or Mercedes-Benz contracts, events of bankruptcy or insolvency with respect to the Company and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the senior secured term indebtedness were automatically exercised in accordance with their terms upon consummation of the Merger.

In accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, as of each issuance date, HUGHES Telematics ascribed value to the senior secured term indebtedness and the related warrants based on their relative fair values. As a result, an aggregate of $46.9 million was allocated to the senior secured term indebtedness and an aggregate of $12.1 million was allocated to the warrants. In connection with the issuance of the senior secured term indebtedness to AIF V PLASE on December 12, 2008, approximately $1.0 million of the purchase price was recorded as a deemed capital contribution from Apollo related to the difference between (i) the fair value of the note using an estimated interest rate HUGHES Telematics would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the stated interest rate. The resulting discount from the face value of the senior secured term indebtedness resulting from the ascribed value to the warrants and the deemed capital contribution will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

Senior Subordinated Unsecured Promissory Notes

On March 31, 2008, HUGHES Telematics issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, HUGHES Telematics recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between the fair value of the note using an estimated interest rate HUGHES Telematics would have paid an unrelated third party on a similar note and the value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest method.

On December 12, 2008, HUGHES Telematics issued to AIF V PLASE an additional senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, HUGHES Telematics recorded an additional deemed capital contribution of approximately $2.4 million from Apollo related to the difference between (i) the fair value of the note using an estimated interest rate HUGHES Telematics would have paid an unrelated third party on a similar note and (ii) the value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest method.

Series A Redeemable Preferred Stock

In July 2006, HUGHES Telematics issued and sold to Communications LLC, for an aggregate purchase price of $40.0 million, 4,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of HUGHES Telematics common stock at an exercise price of $50.00 per share. In June 2007, HUGHES Telematics issued and sold to Communications LLC, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A Preferred Stock and a warrant to purchase 150,000 shares of HUGHES Telematics common stock at an exercise price of $100.00 per share. In November 2007, HUGHES Telematics issued and sold to Communications LLC, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of HUGHES Telematics common stock at an exercise price of $150.00 per share. Immediately prior to the consummation of the Merger, HUGHES Telematics extinguished the outstanding shares of Series A Preferred Stock through (i) the exercise by Communications LLC of the outstanding warrants to purchase HUGHES Telematics common stock using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.

Off-Balance Sheet Arrangements

HUGHES Telematics does not have any off-balance sheet arrangements. All subsidiaries in which HUGHES Telematics has a controlling financial interest are included in the consolidated financial statements, and HUGHES Telematics does not have any relationships with any special purpose entities.

Contractual Obligations

The following table sets forth the contractual payment obligations of HUGHES Telematics as of December 31, 2008 (in thousands):

		Payments Due By Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
	(In Thousands)
Senior secured term indebtedness (1)	$107,570	$—	$17,902	$89,668	$—
Senior subordinated promissory notes	33,892	—	—	33,892	—
Series A Redeemable Preferred Stock (2)	75,000	—	—	75,000	—
Capital lease obligations	8,264	2,925	5,339	—	—
Operating lease obligations	4,207	764	1,239	1,326	878
Purchase obligations	58,850	15,450	34,400	9,000	—

Total	$287,783	$19,139	$58,880	$208,886	$878

(1)	As the senior secured term indebtedness bears interest at a variable rate, the estimated interest payments were calculated based on the 13.25% interest rate in effect as of December 31, 2008.
(2)	The Series A Preferred Stock had a mandatory redemption date of October 1, 2013. Immediately prior to the consummation of the Merger, HUGHES Telematics extinguished the outstanding shares of Series A Preferred Stock through (i) the exercise by Communications LLC of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of December 31, 2008, HUGHES Telematics had $26.9 million of cash, cash equivalents and restricted cash. This cash, cash equivalents and restricted cash is subject to market risk due to changes in interest rates. In accordance with its investment policy, HUGHES Telematics diversifies its investments among United States Treasury securities and other high credit quality debt instruments that it believes to be low risk. The Company is averse to principal loss and seeks to preserve its invested funds by limiting default risk and market risk.

The Company may suffer from fluctuating interest rates, which may adversely impact its consolidated results of operations and cash flows. As of December 31, 2008, HUGHES Telematics had outstanding debt with an aggregate face amount, including interest which has been paid in kind, of approximately $81.4 million, which included variable rate borrowings of

$60.1 million. As of December 31, 2008, the hypothetical impact of a one percentage point increase in interest rates related to HUGHES Telematics outstanding variable rate debt would be to increase annual interest expense by approximately $0.6 million.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”), which delays the effective date of SFAS 157 by one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Those assets and liabilities measured at fair value under SFAS 157 in the year ended December 31, 2008 did not have a material impact on HUGHES Telematics’ consolidated financial statements. In accordance with FSP 157-2, the Company will measure the remaining assets and liabilities no later than the three months ended March 31, 2009. The Company is evaluating the impact the adoption of FSP 157-2 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 was effective for HUGHES Telematics on January 1, 2008. HUGHES Telematics determined that the utilization of fair value reporting is not appropriate for HUGHES Telematics’ financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 did not have a material impact on HUGHES Telematics’ financial position and results of operations.

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 was effective for HUGHES Telematics on January 1, 2008. The adoption of EITF 07-1 did not have a material impact on HUGHES Telematics’ financial position and results of operations.

In June 2008, the EITF issued Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”), which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Under EITF 07-5, HUGHES Telematics, first, evaluated any contingent exercise provisions based on the guidance that was originally issued in EITF Issue No. 01-6 and, second, evaluated the instruments’ settlement provisions. EITF 07-5 is effective for fiscal periods beginning after December 15, 2008. Based on an evaluation of the impact of the adoption of EITF 07-5, HUGHES Telematics determined that the warrants issued in connection with the issuance of the Series A Preferred Stock and the warrants issued in connection with the issuance of the senior secured term indebtedness contain provisions which, in accordance with EITF 07-5, indicate that the warrants are not indexed to HUGHES Telematics stock. Accordingly, upon the adoption of EITF 07-5, the Company will reclassify the warrants from equity to a liability and will record the cumulative effect of the change in accounting principle to accumulated deficit as of January 1, 2009 and will recognize a gain or loss each period, beginning in the first quarter of 2009 and continuing through March 31, 2009 when the warrants are exercised, to reflect the change in fair market value of these instruments. As a result of the adoption of EITF 07-5, the Company expects to record a material adjustment to accumulated deficit as of January 1, 2009 and recognize a material loss in the first quarter of 2009 related to the change in the fair value of the warrants.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations . Significant revisions include: (i) all transactions costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. As of December 31, 2008, HUGHES Telematics had incurred approximately $0.9 million in transaction costs related to the Merger. Such costs are included in other current assets in the consolidated balance sheets and will be retrospectively expensed by adjusting beginning retained earnings in the period the Company adopts SFAS 141(R).

Properties

The principal properties of the Company are described in the Proxy Statement in the section entitled “Business of HUGHES Telematics—Property” on page 87, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership as of April 3, 2009 after giving effect to the completion of the Merger and the settlement of all stock repurchase transactions. The table sets forth the actual beneficial ownership of Company common stock by the following individuals or entities:

•	each person who own more than 5% of the outstanding shares of Company capital stock;

•	each of the Company’s directors and executive officers; and

•	all of the Company’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the tables is expected to have sole voting and investment power with respect to all shares of Company capital stock shown as beneficially owned, subject to applicable community property laws.

As of April 3, 2009, after giving effect to the completion of the Merger and the settlement of all stock repurchase transactions, 83,971,426 shares of Company common stock were issued and outstanding, of which 58,498,131 were earn-out shares or sponsor earn-out shares placed in escrow pursuant to the Escrow Agreement, to be released to HUGHES Telematics stockholders or the Polaris initial stockholders contingent upon Company common stock meeting specified share price targets over the five-year period following the closing of the Merger. The information presented under Column A in the table below reflects beneficial ownership excluding all shares subject to earn-out. Note that the beneficial ownership percentages under Column A do not reflect the voting power beneficially owned by these individuals and entities because their earn-out shares may be voted without restriction, which will have the net effect of increasing the voting power held by HUGHES Telematics stockholders and decreasing the voting power held by Polaris’s initial stockholders and public stockholders (other than HUGHES Telematics stockholders). The information presented under Column B in the table below reflects beneficial ownership including all shares subject to earn-out and reflects the voting power beneficially owned by the listed individuals and entities.

The Company has assumed no exercise of the outstanding warrants or options (other than, in the case of each individual or entity listed in the table below, warrants or stock options held by that individual or entity that will be exercisable for Company common stock within 60 days of April 3, 2009).

	Column A			Column B
	Beneficial Ownership of the Company (Excluding Earn-out Shares)			Beneficial Ownership of the Company (Including Earn-out Shares)
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Apollo Management V, L.P.	14,966,220	(2)	58.8%	60,467,284	(3)	72.0%

Wellington Management Company, LLP	6,859,626	(4)	25.3%	10,609,626	(5)	12.4%

Jeffrey A. Leddy	112,129	(6)	0.4%	487,664	(7)	0.6%

Erik J. Goldman	105,121	(8)	0.4%	457,185	(9)	0.5%

Craig J. Kaufmann	11,914	(10)	0.0%	51,814	(11)	0.1%

Robert C. Lewis	11,914	(12)	0.0%	51,814	(13)	0.1%

Keith J. Schneider	5,606	(14)	0.0%	24,383	(15)	0.0%

Andrew D. Africk	3,504	(16)	0.0%	15,239	(17)	0.0%

Marc V. Byron	1,593,517	(18)	6.0%	2,168,436	(19)	2.6%

Andrew P. Hines	0		0.0%	0		0.0%

Warren Lieberfarb	0		0.0%	0		0.0%

Steven Martinez	0		0.0%	0		0.0%

Matthew H. Nord	3,504	(20)	0.0%	15,239	(21)	0.0%

Aaron Stone	0		0.0%	0		0.0%

Mark VanStekelenburg	0		0.0%	0		0.0%

All current directors and executive officers as a group (13 individuals)	1,847,209	(22)	7.0%	3,271,774	(23)	3.8%

(1)	Unless otherwise indicated, the business address of the individuals who are the Company’s current officers and directors is 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346.
(2)

Includes (i) 12,373,560 shares of common stock held by Communications LLC, (ii) 1,292,660 shares of common stock held by AIF V PLASE and (iii) 1,300,000 shares of common stock held by HCI. Apollo Management V, L.P. (“Management V”) is the manager of Communications LLC and of AIF V PLASE. AIF V Management, LLC (“Management V GP”) is the general partner of Management V, and Apollo Management L.P. (“Management”), an SEC registered investment adviser, is the sole member and manager of Management V GP. Apollo Management GP, LLC

(“Management GP”) is the general partner of Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP”). Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V PLASE and Apollo Capital Management V, Inc. (“ACM V Inc.”) is the general partner of Advisors V. Apollo Principal Holdings, I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal Holdings, I, L.P., which is the sole stockholder of ACM V Inc. According to a Form 13D/A filed on March 20, 2009, Apollo Investment Fund IV, L.P. an affiliate of Apollo, controlled approximately 57.7% of the voting power of HCI. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP and Apollo Principal GP, and as such may be deemed to exercise the voting and/or dispositive powers with respect to the shares owned by Communications LLC and AIF V PLASE. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of any shares of common stock owned or to be received by Apollo, except to the extent of any pecuniary interest therein. The business address of Management V is One Manhattanville Road, Suite 201, Purchase, NY 10577.

(3)	Includes (i) the shares of common stock in footnote (2) above, (ii) 41,440,731 earn-out shares held by Communications LLC, (iii) 2,110,333 earn-out shares held by AIF V PLASE and (iv) 1,950,000 earn-out shares held by HCI.
(4)	Includes 5,197,426 shares of common stock held by investment advisory clients of Wellington Management Company, LLP (“Wellington Management”) and 1,662,200 shares of common stock issuable upon exercise of warrants held by investment advisory clients of Wellington Management. Wellington Management is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. The business address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. This information was derived from the Schedule 13D filed with the SEC by Wellington Management on March 17, 2009.
(5)	Includes the shares included in footnote (4) above and 3,750,000 earn-out shares held by investment advisory clients of Wellington Management.
(6)	Includes (i) 56,065 shares of common stock held by Mr. Leddy, (ii) 28,032 shares of common stock held by the Jeffrey A. Leddy Grantor Retained Annuity Trust and (iii) 28,032 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(7)	Includes (i) the shares of common stock in footnote (6) above, (ii) 187,767 earn-out shares held by Mr. Leddy, (iii) 93,884 earn-out shares held by the Jeffrey A. Leddy Grantor Retained Annuity Trust, and (iv) 93,884 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(8)	Includes 84,097 shares of common stock held by Mr. Goldman and 21,024 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(9)	Includes (i) the shares of common stock in footnote (8) above, (ii) 281,651 earn-out shares held by Mr. Goldman and (iii) 70,413 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.

(10)	Includes 7,009 shares of common stock currently held by Mr. Kaufmann and 4,905 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(11)	Includes (i) the shares of common stock in footnote (10) above, (ii) 23,470 earn-out shares held by Mr. Kaufmann and (iii) 16,430 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(12)	Includes 7,009 shares of common stock currently held by Mr. Lewis and 4,905 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(13)	Includes (i) the shares of common stock in footnote (12) above, (ii) 23,470 earn-out shares held by Mr. Lewis and (iii) 16,430 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(14)	Includes shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(15)	Includes the shares of common stock in footnote (14) above and 18,777 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(16)	Includes shares of common stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include any shares of common stock held by Communications LLC, HCI and AIF V PLASE, each of which is an affiliate of Apollo Advisors, L.P., of which Mr. Africk is a senior partner. Mr. Africk disclaims beneficial ownership of any shares of common stock owned by Apollo, except to the extent of any pecuniary interest therein.
(17)	Includes the shares of common stock in footnote (16) above, and 11,735 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(18)	Includes (i) 621,293 shares of common stock held by Byron Business Ventures XX, LLC, an entity controlled by Mr. Byron, (ii) 900,000 shares of common stock issuable upon exercise of insider warrants held by Byron Business Ventures XX, LLC and (iii) 72,224 shares of common stock held by Trivergance, an entity controlled by Mr. Byron.
(19)	Includes (i) the shares of common stock in footnote (18) above, (ii) 333,026 sponsor earn-out shares held by Byron Business Ventures XX, LLC and (iii) 241,893 earn-out shares held by Trivergance.
(20)	Includes shares of common stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include any shares of common stock held by Communications LLC, HCI and AIF V PLASE, each of which is an affiliate of Apollo Advisors, L.P., of which Mr. Nord serves as a principal. Mr. Nord disclaims beneficial ownership of any shares of common stock owned by Apollo, except to the extent of any pecuniary interest therein.
(21)	Includes the shares of common stock in footnote (20) above, and 11,735 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.
(22)	Includes (i) 875,729 shares of common stock (ii) 900,000 shares of common stock issuable upon the exercise of insider warrants and (iii) 71,480 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days.
(23)	Includes (i) the shares of Polaris common stock in footnote (22) plus, (ii) 852,135 earn-out shares, (iii) 333,026 sponsor earn-out shares and (iv) 239,404 shares of common stock issuable upon exercise of earn-out options that are exercisable within 60 days.

Directors and Executive Officers

Information about the Company’s executive officers and directors is set forth in the Proxy Statement in the section entitled “Management Following the Merger” beginning on page 121, which is incorporated herein by reference.

Additionally, following the closing of the Merger, the following individuals were appointed to the board of directors of the Company:

Name	Age	Position
Andrew Hines	69	Director
Warren Lieberfarb	65	Director
Steven Martinez	40	Director
Aaron Stone	36	Director
Mark VanStekelenburg	57	Director

Andrew Hines. Mr. Hines has been a director since March 31, 2009. Mr. Hines has been a principal of Hines and Associates, a financial management consulting firm since September 2006 and from 2001 until October 2005. Mr. Hines served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals, from October 2005 to September 2006. Mr. Hines is the chairman of the Audit Committee.

Warren Lieberfarb. Mr. Lieberfarb has been a director since March 31, 2009. Mr. Lieberfarb is the Chairman and Chief Executive Officer of Warren N. Lieberfarb & Associates LLC, a media, entertainment and technology consulting and investment firm. From 1984 until December 2002, Mr. Lieberfarb was President of Warner Home Video, a subsidiary of Warner Bros. Entertainment and a global leader in the creation, distribution, and marketing of theatrical motion pictures and television programming on video/DVD. Mr. Lieberfarb also serves on the board of directors and board of trustees of the American Film Institute and chairs its Entrepreneurial Committee. He also serves on the board of directors and is Vice Chairman of MOD Systems, a retail systems provider enabling in-store digital signage, sampling and fulfillment of music and video content. He is currently on the University of Pennsylvania Library board of overseers, the Undergraduate Executive Committee of The Wharton School, and previously was a member of the University’s board of trustees from 2001 to 2005. Mr. Lieberfarb is also a member of the Academy of Motion Pictures Arts and Sciences.

Steven Martinez. Mr. Martinez has been a director since March 31, 2009. Mr. Martinez is a partner at Apollo, affiliates of which hold investments in the Company. Prior to joining Apollo in 2000, he worked for Goldman Sachs & Company and Bain and Company. Mr. Martinez also serves on the board of directors of Goodman Global Holdings, Inc., Rexnord Global Holdings and Jacuzzi Brands, Inc., Prestige Cruise Holdings, and Norwegian Cruise Lines.

Aaron Stone. Mr. Stone has been a director since March 31, 2009. Mr. Stone is a senior partner of Apollo Advisors, L.P. which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone also serves on the board of directors of AMC Entertainment Inc., Hughes Communications, Inc. and Connections Academy, LLC, and on the board of managers of HUGHES Network Systems, LLC.

Mark VanStekelenburg. Mr. VanStekelenburg has been a director since March 31, 2009. From 1992 to 1998 he was chairman, president, and Chief Executive Officer of Rykoff-Sexton/US Foodservice Inc. Mr. VanStekelenburg is also a member of the board of directors of Bergensons Property Services, Option One Home Medical Equipment, Inc. and JSI Store Fixtures Inc. He is also a member of the Advisory Boards of Arrowstream, Inc. and an Honorary Member of the board of trustees of the March of Dimes, White Plains, NY.

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K regarding the reconstitution of the board of directors, which is incorporated herein by reference.

Executive Compensation

Information about the Company’s executive compensation is set forth in the Proxy Statement in the section entitled “HUGHES Telematics Compensation Discussion and Analysis” beginning on page 126, which is incorporated herein by reference.

Item 5.02 of this Current Report on Form 8-K summarizes the terms of the HUGHES Telematics, Inc. 2006 Stock Incentive Plan and the HUGHES Telematics, Inc. 2009 Equity and Incentive Plan and is incorporated herein by reference.

Prior to the consummation of the Merger, Polaris did not have a compensation committee. The board of directors of Polaris did not believe that any material efficiencies or enhancements would be achieved by the creation of a separate compensation committee because it did not pay any of its executive officers a regular salary.

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Certain relationships and related party transactions of the Company are described in the Proxy Statement in the section entitled “Polaris Certain Relationships and Related Party Transactions” beginning on page 132, which is incorporated herein by reference and in the Proxy Supplement in the section entitled “Supplemental Information to the Proxy Statement—Interests of Certain Members of our Board of Directors and Officers” beginning on page 5, which is incorporated herein by reference.

Hughes Network Systems

In July 2006, HNS, a wholly-owned subsidiary of HCI and an affiliate of Apollo, granted a limited license to HUGHES Telematics allowing HUGHES Telematics to use the HUGHES trademark. The license is limited in that HUGHES Telematics may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be the Company’s preferred engineering services provider. The license is royalty-free, except that HUGHES Telematics agreed to commence paying a royalty to HNS in the event it no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to HUGHES Telematics pursuant to an Authorization to Proceed. In January 2008, HUGHES Telematics and HNS executed a definitive agreement pursuant to which HNS is continuing to provide the Company with engineering development and manufacturing services. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, HNS provided approximately $30.9 million, $21.6 million and $1.6 million of services, respectively, to the Company. As of December 31, 2008 and 2007, the Company had an outstanding balance, not including the equipment financing discussed below, of approximately $8.9 million and $4.9 million, respectively, payable to HNS.

In October 2007, HNS entered into an agreement with HUGHES Telematics and a customer of HUGHES Telematics, whereby HNS agreed to assume the rights and performance obligations of HUGHES Telematics under that agreement in the event that it failed to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HUGHES Telematics entered into a letter agreement with HNS pursuant to which HUGHES Telematics agreed to take certain actions to enable HNS to assume its obligations in the event that such action is required. The Company believes that agreement terminated upon completion of the Merger.

In June 2008, HUGHES Telematics and HNS entered into an arrangement pursuant to which HNS purchased, on behalf of HUGHES Telematics, certain production equipment for an aggregate amount of approximately $2.0 million. Starting in June 2009, the Company will pay HNS at a rate of $4.94 per telematics hardware device manufactured using the equipment; provided that (i) the Company will pay HNS a minimum of $0.2 million under this arrangement by December 31, 2009 and (ii) the Company shall have paid HNS the balance of the amount owed under this arrangement plus all accrued interest by December 31, 2010. Interest will accrue on the outstanding balance at a rate of 11.00% per annum. The Company may pay the balance of the amount owed plus accrued interest in full at any time, and at the time the balance is paid in full, the Company will have the option to purchase the production test equipment from HNS for $1.00. As of December 31, 2008, HUGHES Telematics had an outstanding balance related to the equipment financing of approximately $2.1 million.

In March 2009, prior to the Merger, HCI purchased 1,300,000 shares of New Series B Preferred Stock from HUGHES Telematics. The shares were issued to HCI in satisfaction of $13 million of trade receivables then currently owed by HUGHES Telematics to HNS. In addition, in connection with the Merger, HCI is also a party to the Escrow Agreement and the Shareholders Agreement.

HCI is controlled by Apollo. In addition, three members of the Company’s board of directors, including Mr. Leddy, the Company’s Chief Executive Officer, and Messrs. Africk and Stone, board members affiliated with Apollo, are members of the board of managers of HNS and the board of directors of HCI. In addition, Mr. Leddy owns less than 1% of the equity of HCI as of December 31, 2008 and approximately 16.8% of the non-voting Class B membership interests of HNS.

Apollo

Communications LLC and AIF V PLASE are investment funds affiliated with Apollo.

In March 2008, HUGHES Telematics issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity.

In December 2008, HUGHES Telematics issued AIF V PLASE (i) for aggregate consideration of $5.0 million, senior secured term indebtedness with a principal amount of $5.0 million and warrants to purchase 6,611 shares of common stock at an exercise price of $0.01 per share and (ii) a senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013.

In March 2009, AIF V PLASE, an affiliate of Apollo, purchased 1,200,000 shares of New Series B Preferred Stock of HUGHES Telematics in exchange for $12.0 million of cash. In addition, in connection with the Merger, Apollo or certain of its affiliates became signatories to each of the Shareholders Agreement and the Escrow Agreement. Pursuant to the Escrow Agreement, Apollo serves as escrow representative.

SkyTerra Communications

On August 1, 2006, HUGHES Telematics entered into an agreement with SkyTerra Communications, Inc. (“SkyTerra”), a former affiliate of Apollo, pursuant to which HUGHES Telematics received consulting services from three personnel of SkyTerra. The agreement allowed for such personnel to provide HUGHES Telematics up to an aggregate of 200 hours of service per month for a monthly fee of $25,000. The agreement was amended effective

December 18, 2006 when HUGHES Telematics’ Chief Executive Officer and Vice President Finance, two of the SkyTerra personnel providing services to HUGHES Telematics, became employees of HUGHES Telematics. The amended agreement provided that HUGHES Telematics would pay $8,000 per month to SkyTerra for the services of the remaining employee of SkyTerra who had been providing services to HUGHES Telematics. This amended agreement was terminated effective February 1, 2007 when that remaining SkyTerra employee, SkyTerra’s General Counsel and Secretary, became a part-time employee and General Counsel of HUGHES Telematics, while continuing to serve part-time with SkyTerra. Also effective December 18, 2006, HUGHES Telematics and SkyTerra executed a second agreement pursuant to which HUGHES Telematics’ Vice President Finance was to provide services to SkyTerra in exchange for SkyTerra paying HUGHES Telematics $5,000 per month. This agreement terminated on March 31, 2007. During the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, the Company incurred approximately $0, $0, and $0.2 million, of net expense, respectively, under these consulting agreements.

The Company’s Chief Executive Officer is the former Chief Executive Officer and President of SkyTerra and a former member of SkyTerra’s board of directors. Another member of the Company’s board of directors who is affiliated with Apollo is also a former member of SkyTerra’s board of directors.

Director Independence

Because the Company’s equity securities are traded on the NYSE Amex LLC (the “NYSE Amex”), it is subject to that exchange’s director independence requirements with respect to members of its Audit Committee; however, the Company is exempted from the NYSE Amex’s other director independence requirements because over 50% of the voting power of the Company’s common stock is controlled by affiliates of Apollo. The Company is a “controlled company” under Section 801(a) of the NYSE Amex Company Guide. In addition, the Company is subject to the director independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, with respect to members of its Audit Committee. Prior to their appointment to the board of directors of the Company, each of Warren Lieberfarb, Andrew Hines and Mark VanStekelenburg was determined by the Polaris board of directors to meet the independence requirements of both the NYSE Amex and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Legal Proceedings

Information about the Company’s legal proceedings is set forth in the Proxy Statement in the section entitled “Business of HUGHES Telematics—Legal Proceedings” on page 87 and “Information About Polaris—Legal Proceedings” on page 113, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s equity securities trade on the NYSE Amex. Each of the Company’s units consists of one share of common stock and one warrant and trades on the NYSE Amex under the symbol “HTC.U.” On January 28, 2008, the warrants and common stock underlying the units began to trade separately on the NYSE Amex. The Company’s warrants and common stock trade under the symbols “HTC.WS” and “HTC,” respectively. Before the Merger, the units, warrants and common stock of Polaris traded on the NYSE Amex under the symbols “TKP.U,” “TKP.WS” and “TKP,” respectively.

A description of the market price of and dividends on Polaris’ common equity and related stockholder matters through December 31, 2008 is described in the Polaris Annual Report under the section entitled “Market for Common Equity and Related Stockholder Matters” beginning on page 16, which is incorporated herein by reference.

For the quarter ended March 31, 2009, the high and low sales prices of Polaris’ common stock were $9.55 and $8.78, respectively. As of April 3, 2009, the closing price of the Company’s common stock was $5.30.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K regarding recent sales of unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

A description of the Company’s common stock and other securities is set forth in the Proxy Statement in the section entitled “Description of Polaris Capital Stock and Securities” beginning on page 135, which is incorporated herein by reference.

Information about the securities issued executive compensation to directors and employees of HUGHES Telematics prior to the Merger is set forth in the Proxy Statement in the section entitled “HUGHES Telematics Compensation Discussion and Analysis” beginning on page 126, which is incorporated herein by reference.

Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Company’s amended and restated certificate of incorporation providing for the foregoing indemnification by the stockholders of the Company will not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the amended and restated certificate of incorporation will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the amended and restated certificate of incorporation.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K regarding financial statements and supplementary data of HUGHES Telematics, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K regarding changes in the Company’s accountant, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K regarding financial information of HUGHES Telematics, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

At the closing of the Merger, Polaris issued to the HUGHES Telematics securityholders, among other consideration, 77,102,149 shares of Polaris common stock, which included 58,737,184 shares of Polaris common stock which were issued into escrow, subject to certain indemnification obligations and the achievement of certain share price targets in the five years after the closing. The shares were issued in a private placement not involving a public offering under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933 or Rule 145 under the Securities Act of 1933. Polaris has not engaged in general solicitation or advertising with regard to the issuance of its shares of common stock and has not offered securities to the public in connection with this issuance.

In addition, in connection with the Merger, pursuant to certain letter agreements dated March 12, 2009, the Company is obligated to issue, and certain of Polaris’ financial advisors agreed to accept, an aggregate of 226,592 shares of Company common stock in lieu of cash compensation to such advisors for services rendered to Polaris. The obligation to issue such shares in lieu of cash payments was conditioned upon consummation of the Merger and other factors that were not determinable until the conclusion of the Special Meeting. Such shares will be issued in a private placement not involving a public offering under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933. The Company has not engaged and will not engage in general solicitation or advertising with regard to the issuance of its shares of common stock and has not offered and will not offer securities to the public in connection with this issuance.

Information about the Company’s other unregistered sales of equity securities is set forth in the Proxy Supplement in the section entitled “Supplemental Information to the Proxy Statement—HUGHES Telematics Series B Preferred Stock Financing” on page 5, which is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

Reference is made to the disclosure set forth under Item 5.03 of this Current Report on Form 8-K regarding amendments to the Company’s certificate of incorporation, which is incorporated herein by reference. In addition, information about the treatment of outstanding HUGHES Telematics stock options and the escrow of certain shares of Polaris common stock owned by Polaris’ initial stockholders is set forth in the Proxy Statement in the sections entitled “The Merger Agreement—Treatment of Outstanding HUGHES Telematics Stock Options” and The Merger Agreement—Escrow of Sponsor Earn-Out Shares” on pages 58 and 59, respectively, which is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Prior to the Merger, McGladrey & Pullen, LLP (“McGladrey & Pullen”) served as the independent registered public accounting firm of Polaris, and PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm of HUGHES Telematics. On March 31, 2009, the board of directors of Polaris appointed PwC to serve as the Company’s independent registered public accounting firm, and dismissed McGladrey & Pullen as the Company’s independent registered public accounting firm, effective as of the closing of the Merger. The Company sent notice of the dismissal to McGladrey & Pullen on April 2, 2009.

The audit report of McGladrey & Pullen on the Polaris financial statements as of and for the year ended December 31, 2008 and for the cumulative period from June 18, 2007 (Polaris’ inception) to December 31, 2008 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of such periods and for the subsequent interim period through the effective date of McGladrey & Pullen’s dismissal, there were no disagreements between Polaris and McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of McGladrey & Pullen, would have caused McGladrey & Pullen to make reference to the subject matter of such disagreements in connection with its audit report.

There were no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, which have occurred between June 18, 2007 (Polaris’ inception) and December 31, 2008 or for the subsequent interim period through the effective date of McGladrey & Pullen’s dismissal.

Since June 18, 2007 (Polaris’ inception) through December 31, 2008, and from December 31, 2008 through the engagement of PwC as the Company’s independent registered public accounting firm, neither the Company nor anyone on its behalf has consulted PwC with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either (i) the subject of a disagreement with McGladrey & Pullen on accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McGladrey & Pullen, would have caused McGladrey & Pullen to make reference to the subject matter of such disagreement in connection with its report, or (ii) a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Company provided McGladrey & Pullen with a copy of the foregoing disclosure. A letter from McGladrey & Pullen is filed as Exhibit 16.1 to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the consummation of and as a result of the Merger, all of Polaris’ directors, except Marc V. Byron, and all of Polaris’ officers resigned. Before the resignation of members of Polaris’ board of directors, on March 31, 2009, Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord, Aaron Stone, Steven Martinez, Warren Lieberfarb, Andrew Hines and Mark VanStekelenburg were appointed to the Company’s board of directors, effective as of the consummation of the Merger, by the members of Polaris’ board of directors. In addition, on March 31, 2009, effective as of the consummation of the Merger, Polaris’ board of directors appointed Jeffrey A. Leddy as Chief Executive Officer, Erik J. Goldman as President, Craig J. Kaufmann as Vice President Finance and Treasurer, Robert C. Lewis as General Counsel and Secretary and Keith J. Schneider as President of Networkfleet.

Pursuant to the Shareholders’ Agreement, Communications LLC is obligated to vote all shares of common stock held of record or beneficially owned by Communications LLC, to the extent it exercises voting power with respect to such shares such that, for the duration of the period during with shares are in escrow under the Escrow Agreement, the Company’s board of directors will at all times include Marc Byron or the Founder Replacement Director (as defined in the Escrow Agreement) or, if no such person is still a member of the Board, at least one Unaffiliated Director (as defined in the Escrow Agreement).

Information about the Company’s executive officers and certain directors is set forth in the Proxy Statement in the section entitled “Management Following the Merger” beginning on page 121, which is incorporated herein by reference. In addition, information about the Company’s other directors is set forth in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

On March 31, 2009, the board of directors established an Audit Committee and a Compensation Committee.

The Audit Committee selects, on behalf of the board of directors, an independent registered public accounting firm to be engaged to audit the Company’s financial statements, discusses with the independent registered public accounting firm their independence, reviews and discusses the audited consolidated financial statements with the independent registered public accounting firm and management and recommends to the board of directors whether the audited consolidated financial statements should be included in the Company’s Annual Reports on Form 10-K to be filed with the SEC. The current members of the Audit Committee are Messrs. Hines, Lieberfarb and VanStekelenburg. Mr. Hines serves as the chairman of the Audit Committee. The board of directors has determined that each member of the Audit Committee is an independent director and that Mr. Hines is an “audit committee financial expert” under the requirements of NYSE Amex and the SEC. The Audit Committee operates under a written charter adopted by the board of directors, which is available on the Investor Relations page of the Company’s website at www.HUGHEStelematics.com.

The Compensation Committee reviews and either approves, on behalf of the board of directors, or recommends to the board of directors for approval (i) the annual salaries and other compensation of the Company’s executive officers and (ii) individual stock and stock option grants for the Company’s executive officers. The Compensation Committee also provides assistance and recommendations with respect to the Company’s compensation policies and practices and assists with the administration of the Company’s compensation plans. The current members of the Compensation Committee are Messrs. Africk, Nord and Lieberfarb. Mr. Africk serves as the chairman of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the board of directors, which is available on the Investor Relations page of the Company’s website at www.HUGHEStelematics.com.

Information about transactions with related persons is set forth in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

HUGHES Telematics, Inc. 2006 Stock Incentive Plan

Information about the HUGHES Telematics 2006 Stock Incentive Plan is set forth in the Proxy Statement in the section entitled “HUGHES Telematics Compensation Discussion and Analysis” beginning on page 126, which is incorporated herein by reference.

HUGHES Telematics, Inc. 2009 Equity and Incentive Plan

Description

The HUGHES Telematics, Inc. 2009 Equity and Incentive Plan (the “2009 Plan”) was approved by the board of directors and the stockholders of HUGHES Telematics to be effective upon the Merger. The purpose of the 2009 Plan is to promote the interests of the Company, its subsidiaries and the stockholders of the Company by providing directors, officers, employees and consultants of the Company or its subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its subsidiaries, to acquire a proprietary interest in the long-term success of the Company and its subsidiaries and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

The 2009 Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards to the Company’s officers and other employees, advisors and consultants who are selected by the Compensation Committee for participation in the 2009 Plan. Unless earlier terminated by the board of directors, the 2009 Plan will expire on March 31, 2019. The board of directors may amend the 2009 Plan at any time. Termination of the 2009 Plan and amendments to the 2009 Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a 2009 Plan amendment if stockholder approval is required to comply with any applicable, law, regulation or NYSE Amex rules.

Administration of the 2009 Plan

The 2009 Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the 2009 Plan or necessary or advisable in the administration of the 2009 Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the 2009 Plan: (i) accelerate the date on which any option granted under the 2009 Plan becomes exercisable, waive or amend the operation of 2009 Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option and (ii) accelerate the vesting date, or waive any condition imposed under the 2009 Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award.

Equity Incentive Program

A maximum of 2,500,000 shares (subject to adjustment) of Company common stock have been reserved for grants pursuant to the equity incentive program under the 2009 Plan, and a maximum of 1,000,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the 2009 Plan. Under the 2009 Plan, no more than 600,000 shares (subject to adjustment) of the Company’s common stock may be made subject to awards granted to a single individual in a single plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects the Company’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of 2009 Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

provided that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of the Company’s common stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The 2009 Plan provides that unless otherwise determined by the Compensation Committee, if on or within one year following a change in control (as defined in the 2009 Plan), a participant’s employment is terminated by the Company other than for cause (as defined in the 2009 Plan) or by the participant for good reason (as defined in the 2009 Plan): (i) any award or part of an award that is subject to time vesting that was not previously vested will become fully vested and (ii) any award or portion thereof, the vesting or exercisability of which is based upon the achievement of one or more performance goals within the one-year period following such termination of employment shall remain outstanding for a period of one year following such termination of employment, subject at all times to the earlier expiration of the original term of such award, and if the applicable goals are achieved during such period, the award shall become fully vested and exercisable.

Equity-based Awards—The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the 2009 Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the 2009 Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Awards—The terms and conditions of stock options and stock appreciation rights granted under the 2009 Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the 2009 Plan participant. Stock options granted under the 2009 Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the 2009 Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of Company common stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the 2009 Plan. The exercise price of an option granted under the 2009 Plan will not be less than the fair market value of the common stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards—The terms and conditions of awards of restricted stock granted under the 2009 Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the 2009 Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The 2009 Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the 2009 Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

Under the 2009 Plan, the Compensation Committee is authorized to grant annual and long-term cash awards to plan participants, including the Company’s named executive officers. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any plan participant may receive under the 2009 Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any plan participant may receive under the 2009 Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria applied to the Company, a subsidiary of the Company, a business unit, a product line or any combination thereof: (1) return on equity; (2) earnings per share; (3) net income (before or after taxes); (4) earnings before all or any of interest, taxes, depreciation and/or amortization; (5) operating income (6) cash flow; (7) return on assets; (8) market share; (9) cost reduction goals or levels of expenses, costs or liabilities; (10) earnings from continuing operations; or (11) any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criteria, the attainment of a percentage increase or decrease in the particular criteria, or may be applied to the performance of the Company, a subsidiary of the Company, a business unit, product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the 2009 Plan) not reflected in such goals.

2009 Plan Benefits

Future grants under the 2009 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the 2009 Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates and the exercise decisions made by the participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under, or having their annual bonuses paid pursuant to, the 2009 Plan.

Information about the Company’s executive compensation prior to the adoption of the HUGHES Telematics, Inc. 2009 Equity and Incentive Plan is set forth in the Proxy Statement in the section entitled “HUGHES Telematics Compensation Discussion and Analysis” beginning on page 126, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger, a pre-closing amendment to Polaris’ certificate of incorporation and a post-closing amendment to the Company’s certificate of incorporation became effective. Information about these amendments is set forth in the Proxy Statement in the sections entitled “The Pre-Closing Certificate Amendment Proposal” and “The Post-Closing Certificate Amendment Proposal” on pages 73 and 74, respectively, which is incorporated herein by reference. A copy of the amended and restated certificate of incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.06	Change in Shell Company Status.

As a result of the Merger described in Item 2.01 of this Current Report on Form 8-K, the Company ceased being a shell company. The disclosures contained in Item 2.01 of this Current Report on Form 8-K are incorporated herein by reference. The material terms of the Merger are described in the Proxy Statement in the section entitled “The Merger Agreement” beginning on page 56, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K concerning the selected financial data of HUGHES Telematics, which is incorporated herein by reference. In addition, the financial statements of HUGHES Telematics are included in the Proxy Supplement in the section entitled “Financial Statements” beginning on page F-16, which are incorporated herein by reference.

(b)	Pro Forma Financial Information

The following unaudited pro forma condensed combined balance sheet presents (i) HUGHES Telematics’ financial position assuming the sale and issuance of 5,000,000 shares of New Series B Preferred Stock occurred on December 31, 2008 and (ii) the Company’s financial position assuming that the Merger occurred on December 31, 2008. The following unaudited pro forma condensed combined statements of operations presents (i) HUGHES Telematics’ results of operations for the year ended December 31, 2008 assuming the sale and issuance of the New Series B Preferred Stock occurred on January 1, 2008 and (ii) the Company’s results of operations for the year ended December 31, 2008 assuming the Merger occurred on January 1, 2008.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and should be read in conjunction with (a) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 2.01 of this Current Report on Form 8-K, (b) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaris” in the Proxy Statement beginning on page 115 and (c) the consolidated financial statements of HUGHES Telematics and the related notes thereto and the consolidated financial statements of Polaris and the related notes thereto included in the Proxy Supplement, which disclosures are incorporated herein by reference. The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the sale and issuance of the New Series B Preferred Stock or the Merger, are factually supportable and are expected to have a continuing impact on the Company’s results. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition of the Company would actually have been had the sale and issuance of the New Series B Preferred Stock or the Merger in fact occurred as of such date or to project the Company’s results of operations for any future period or as of any future date.

At the closing of the Merger, the outstanding equity securities of HUGHES Telematics were exchanged an aggregate of 77,102,149 shares of Company common stock, comprised of 19,854,018 initial shares and 57,248,131 earn-out shares. In addition, all options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the Merger were exchanged for options exercisable for an aggregate of 2,274,935 shares of Company common stock, which includes 1,751,859 earn-out options. The earn-out shares, which were issued into escrow, will be released to the HUGHES Telematics stockholders and the earn-out options will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three tranches, upon the trading share price of Company common stock reaching at least $20.00, $24.50 and $30.50 (as may be adjusted or amended in accordance with the Escrow Agreement) within certain measurement periods over the five-year period following the closing of the Merger.

In order to consummate the Merger, HUGHES Telematics agreed to purchase an aggregate of 7,439,978 shares of Polaris common stock from a limited number of institutional shareholders of Polaris in separate and privately negotiated transactions which were executed prior to the conclusion of the special meeting. In order to consummate these private purchases following the Merger, the Company used funds released from the Polaris trust account and funds received by HUGHES Telematics from its sale of New Series B Preferred Stock. In addition, Polaris stockholders holding an aggregate of 4,499,337 shares of common stock exercised their right to convert their stock into a pro rata share of the funds held in the trust account.

The Merger will be accounted for under the purchase method of accounting as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by HUGHES Telematics for the net monetary assets of Polaris. The net monetary assets of Polaris will be recorded as of the closing date of the Merger at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the Merger.

The determination of HUGHES Telematics as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the Merger, including significant consideration given to the fact that upon consummation of the Merger:

•	following the Merger and the repurchase of shares of common stock by the Company, the former stockholders of HUGHES Telematics control approximately 92% of the voting power of the Company;

•

following the Merger and the repurchase of shares of common stock by the Company, Communications LLC, the majority shareholder of HUGHES Telematics prior to the Merger, and its affiliates control approximately 72% of the voting power of the Company;

•

the board of directors is compromised of nine members: five individuals designated by Apollo, the majority shareholder of HUGHES Telematics prior to the Merger; the Chief Executive Officer of HUGHES Telematics; the Chief Executive Officer of Polaris prior to the Merger; and two other individuals designated mutually by Polaris and Apollo; and

•

the management of HUGHES Telematics continue in all executive officer and other senior management positions of Polaris and, accordingly, have day-to-day authority to carry out the business plan after the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2008

(In Thousands)

	HUGHES Telematics Historical	Pro Forma Adjustments (Sale of New Series B Preferred Stock)		HUGHES Telematics Pro Forma Following Sale of New Series B Preferred Stock	Polaris Historical	Pro Forma Adjustments (Merger)		HUGHES Telematics Pro Forma Following Merger
Assets
Current assets:
Cash and cash equivalents	$17,837	$37,000	(1)	$58,470	$5	$105,796	(4)	$77,519
		(1,700	)(2)			(74,356	)(5)
		5,333	(3)			(5,396	)(6)
						(7,000	)(7)
Restricted cash	5,333	(5,333	)(3)	—	—	—		—
Investments held in trust	—	—		—	150,796	(150,796	)(4)	—
Accounts receivable, net	5,697	—		5,697	—	—		5,697
Inventories	2,014	—		2,014	—	—		2,014
Prepaid expenses and other current assets	2,057	—		2,057	65	—		2,122

Total current assets	32,938	35,300		68,238	150,866	(131,752)		87,352
Restricted cash	3,750	—		3,750	—	—		3,750
Property and equipment, net	21,341	—		21,341	—	—		21,341
Capitalized software	16,749	—		16,749	—	—		16,749
Intangible assets, net	16,419	—		16,419	—	—		16,419
Goodwill	5,169	—		5,169	—	—		5,169
Other assets	12,616	—		12,616	442	—		13,058

Total assets	$108,982	$35,300		$144,282	$151,308	$(131,752)		$163,838

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$16,158	$(13,000	)(1)	$3,158	$—	$—		$3,158
Accrued liabilities	6,237	—		6,237	547	—		6,784
Deferred revenue	480	—		480	—	—		480
Current portion of capital lease obligations	1,738	—		1,738	—	—		1,738
Deferred underwriting fee	—	—		—	6,750	(6,750	)(6)	—
Other current liabilities	361	—		361	—	—		361

Total current liabilities	24,974	(13,000)		11,974	7,297	(6,750)		12,521
Series A Redeemable Preferred Stock	62,092	—		62,092	—	(62,092	)(8)	—
Long-term debt	66,596	—		66,596	—	—		66,596
Capital lease obligations	5,593	—		5,593	—	—		5,593
Other liabilities	397	—		397	—	—		397

Total liabilities	159,652	(13,000)		146,652	7,297	(68,842)		85,107

Series B Convertible Preferred Stock	—	50,000	(1)	46,934	—	(46,934	)(9)	—

		(3,066	)(2)

Common stock subject to possible conversion	—	—		—	45,000	(45,000	)(4)	—

Stockholders’ (deficit) equity:
Common stock	4	—		4	2	2	(10)	8
Additional paid in capital	42,962	1,366	(2)	44,328	98,404	(74,356	)(5)	172,359
						1,354	(6)
						(7,000	)(7)
						62,092	(8)
						46,934	(9)
						(2	)(10)
						605	(11)
Retained (deficit) earnings	(93,636)	—		(93,636)	605	(605	)(11)	(93,636)

Total stockholders’ (deficit) equity	(50,670)	1,366		(49,304)	99,011	29,024		78,731

Total liabilities and stockholders’ (deficit) equity	$108,982	$35,300		$144,282	$151,308	$(131,752)		$163,838

(1)	Adjustment reflects the sale and issuance by HUGHES Telematics of 5,000,000 shares of its New Series B Preferred Stock for gross proceeds of $37.0 million of cash and the elimination of a $13.0 million trade payable.
(2)	Adjustment reflects the $1.7 million of estimated legal and other advisory fees and expenses incurred by HUGHES Telematics in connection with the sale and issuance of the New Series B Preferred Stock.
(3)	Pursuant to HUGHES Telematics’ credit facility, a portion of the proceeds from the issuance of the senior secured term indebtedness was held in an escrow account and was released to HUGHES Telematics as it raised additional debt or equity capital. Adjustment reflects the release of the funds held in the escrow account as the proceeds received in the sale and issuance of the New Series B Preferred Stock exceeded the remaining amount of capital required to be raised to satisfy the escrow condition stipulated in the credit facility.
(4)	Polaris stockholders holding an aggregate of 4,499,337 shares of common stock exercised their right to convert their stock into a pro rata share of the funds held in the trust account. Adjustment reflects the release of Polaris’ cash held in the trust and the transfer of approximately $105.8 million to cash and cash equivalents and the payment of approximately $45.0 million of cash to the stockholders electing conversion.
(5)	In order to consummate the Merger, HUGHES Telematics agreed to purchase an aggregate of 7,439,978 shares of Polaris common stock from a limited number of institutional shareholders of Polaris in separate and privately negotiated transactions which were executed prior to the conclusion of the special meeting. Adjustment reflects the repurchase and retirement of such shares.
(6)	Adjustment reflects the payment of the deferred underwriting fee related to Polaris’ initial public offering with cash of approximately $5.4 million of cash and the issuance of 135,408 shares of common stock.
(7)	Adjustment reflects the payment of the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the Merger. In lieu of cash compensation, an advisor was issued 91,184 shares of common stock.
(8)	Adjustment reflects the extinguishment of the outstanding shares of Series A Preferred Stock through (i) the exercise of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.
(9)	In connection with the Merger, the outstanding shares of New Series B Preferred Stock were exchanged for 12,500,000 shares of Polaris common stock, 7,500,000 of which are subject to the escrow earn-out provisions. Adjustment reflects the exchange of the New Series B Preferred Stock in connection with the Merger.
(10)	Following the Merger, there are 83,971,426 shares of Company common stock outstanding which is comprised of (i) the 18,750,000 shares of common stock outstanding prior to the consummation of the Merger less (a) the 4,499,337 shares of common stock converted into a pro rata portion of the funds held in the trust account, (b) the 7,439,978 shares of common stock repurchased by HUGHES Telematics following consummation of the Merger and (c) the 168,000 sponsor shares transferred to the Company upon consummation of the Merger for cancellation or retirement, (ii) the 18,364,965 shares of common stock issued to the HUGHES Telematics stockholders upon consummation of the Merger, (iii) the 1,489,053 shares of common stock issued to HUGHES Telematics stockholders and placed in escrow for 15 months following closing to indemnify the Company for the payment of indemnification claims that may be made by the Company under the Merger Agreement, (iv) the 57,248,131 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets and (v) the 226,592 shares of common stock issued to certain advisors in lieu of cash compensation. Adjustment reflects the issuance of Company common stock to the HUGHES Telematics stockholders.
(11)	Adjustment reflects the elimination Polaris’ historical retained earnings as a result of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2008

(In Thousands, Except Share Data)

	HUGHES Telematics Historical	Pro Forma Adjustments (Sale of Series B Preferred Stock)		HUGHES Telematics Pro Forma Following Sale of Series B Preferred Stock	Polaris Historical	Pro Forma Adjustments (Merger)		HUGHES Telematics Pro Forma Following Merger
Revenues
Hardware	$13,642	$—		$13,642	$—	$—		$13,642
Services	16,618	—		16,618	—	—		16,618

Total revenues	30,260	—		30,260	—	—		30,260

Operating costs and expenses:
Cost of hardware sold	9,585	—		9,585	—	—		9,585
Cost of services	6,009	—		6,009	—	—		6,009
Research and development	33,626	—		33,626	—	—		33,626
Sales and marketing	7,622	—		7,622	—	—		7,622
General and administrative	21,076	—		21,076	1,417	—		22,493

Total operating costs and expenses	77,918	—		77,918	1,417	—		79,335

Operating loss	(47,658)	—		(47,658)	(1,417)	—		(49,075)
Interest income	868	—		868	2,558	(2,269	)(2)	1,157
Interest expense	(10,820)	—		(10,820)	—	2,561	(3)	(8,259)
Other income	143	—		143	—	—		143

(Loss) income before income taxes	(57,467)	—		(57,467)	1,141	292		(56,034)
Income tax expense	—	—		—	(536)	316	(4)	(220)

Net (loss) income	(57,467)	—		(57,467)	605	608		(56,254)
Accretion of convertible preferred stock to liquidation value	—	(681	)(1)	(681)	—	681	(5)	—

Net (loss) income available to common stockholders	$(57,467)	$(681)		$(58,148)	$605	$1,289		$(56,254)

Basic and diluted loss per common share	$(153.79)			$(155.61)	$0.03			$(2.35)

Basic and diluted weighted average common shares outstanding	373,680			373,680	18,257,684	(6)		23,984,242

(1)	Adjustment reflects the accretion of the carrying amount of the New Series B Preferred Stock up to its face value over the approximately 4.5 year period until the date when the New Series B Preferred Stock becomes redeemable at the option of the holder.
(2)	Adjustment reflects the reduction of interest income due to the lower balance of cash and cash equivalents following payment of (i) approximately $45.0 million to Polaris shareholders who exercised their right to convert their stock into a pro rata share of the funds held in the trust account, (ii) approximately $74.4 million to consummate stock repurchases, (iii) approximately $5.4 million for the deferred underwriting fee related to Polaris’ initial public offering and (iv) the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the Merger. The calculation assumes an average rate of return of 1.78%, approximately the rate of interest earned by Polaris on its investments during the year ended December 31, 2008.
(3)	Immediately prior to the consummation of the Merger, all outstanding shares of Series A Preferred Stock were extinguished through (i) the exercise of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A preferred stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock. Adjustment reflects the elimination of the interest expense related to the Series A Preferred Stock.

(4)	For Federal income tax purposes, HUGHES Telematics generates a net operating loss which can be used to offset the net taxable income generated by Polaris. Adjustment reflects the reduction in Federal income tax expense related to the utilization of the HUGHES Telematics net operating losses.
(5)	In connection with the Merger, the outstanding shares of New Series B Preferred Stock were exchanged for 12,500,000 shares of Company common stock, 7,500,000 of which are subject to the escrow earn-out provisions. Adjustment reflects the elimination of the accretion related to the New Series B Preferred Stock.
(6)	The weighted average common shares outstanding for purposes of calculating both basic and diluted earnings per share is 23,984,242 shares which is comprised of (i) the 18,750,000 shares of common stock outstanding prior to the consummation of the Merger less (a) the 1,250,000 sponsor earn-out shares placed into escrow upon consummation of the Merger, (b) the 4,499,337 shares of common stock converted into a pro rata portion of the funds held in the trust account, (c) the 7,439,978 shares of common stock repurchased by HUGHES Telematics following consummation of the Merger and (d) the 168,000 sponsor shares transferred to the Company upon consummation of the Merger for cancellation or retirement, (ii) the 18,364,965 shares of common stock issued to the HUGHES Telematics stockholders upon consummation of the Merger and (iii) the 226,592 shares of common stock issued to certain advisors in lieu of cash compensation. The calculation excludes (i) the 1,489,053 shares of common stock issued to HUGHES Telematics stockholders and placed in escrow for 15 months following closing to indemnify the Company for the payment of indemnification claims that may be made by the Company as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the Merger agreement, (ii) the 57,248,131 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets, (iii) the 1,250,000 sponsor earn-out shares placed into escrow upon consummation of the Merger and to be released upon achievement of the specified price target, (iv) the 2,274,935 shares of common stock issuable upon the exercise of options issued in connection with the Merger to holders of options to purchase shares of HUGHES Telematics common stock and (v) the 19,500,000 shares of Polaris common stock issuable upon the exercise of the outstanding warrants. The shares of common stock issuable upon exercise of the stock options and the warrants have been excluded from the calculation as their effect would have been anti-dilutive.

(d)	Exhibits

Please note that the agreements included as exhibits to this Current Report on Form 8-K are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement that have been made solely for the benefit of the other parties to the applicable agreement and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Exhibit Title
2.1	Second Amended and Restated Merger Agreement, dated March 12, 2009, by and among Polaris Acquisition Corp., HUGHES Telematics, Inc., and Communication Investors, LLC*

3.1	Amended and Restated Certificate of Incorporation of HUGHES Telematics, Inc. filed with the Secretary of State of the State of Delaware on March 31, 2009**

3.2	Amended and Restated By-laws of HUGHES Telematics, Inc.

4.1	Specimen Common Stock Certificate

10.1	Shareholders’ Agreement, dated as of March 31, 2009, among Polaris Acquisition Corp. and each of the Persons listed on Schedules I, II and III.

10.2	Escrow Agreement, dated as of March 31, 2009, by and among Polaris Acquisition Corp., Trivergance, LLC and Continental Stock Transfer & Trust Company.

10.3	Amendment to Stock Escrow Agreement, dated as of March 31, 2009, by and among Polaris Acquisition Corp., its initial stockholders and Lazard Capital Markets LLC

10.4	Letter Agreement, dated as of March 23, 2007, between Networkcar, Inc. and Keith Schneider

10.5	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Craig Kaufmann.

10.6	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Robert Lewis.

10.7	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Jeffrey Leddy.

10.8	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Erik Goldman.

10.9	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Andrew Africk.

10.10	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Matthew Nord.

10.11	Non-Qualified Stock Option Agreement, dated as of April 11, 2007, between HUGHES Telematics, Inc. and Keith Schneider.

10.12	Non-Qualified Stock Option Agreement, effective as of January 8, 2007, between HUGHES Telematics, Inc. and Craig Kaufmann.

10.13	Non-Qualified Stock Option Agreement, effective as of March 9, 2007, between HUGHES Telematics, Inc. and Robert Lewis.

10.14	Amended and Restated Credit Agreement, dated as of April 9, 2008, among HUGHES Telematics, Inc., Various Lenders, Morgan Stanley Senior Funding, Inc., and Morgan Stanley & Co. Incorporated.

10.15	Assumption Agreement, dated as of March 31, 2009, among HUGHES Telematics, Inc., each Subsidiary Guarantor signatory hereto, the Administrative Agent and Collateral Agent.

10.16	Guaranty and Collateral Agreement, dated as of March 31, 2008, among HUGHES Telematics Inc., subsidiary guarantors and Morgan Stanley & Co. Incorporated

10.17	Telematics Services Agreement, effective as of June 4, 2007, by and between HUGHES Telematics Inc. and DaimlerChrysler Company LLC.***

10.18	Telematics Services Agreement, dated October 31, 2007, by and between HUGHES Telematics Inc. and Mercedes-Benz USA, LLC.***

10.19	Telematics Agreement, dated December 28, 2007, between HUGHES network Systems, LLC and HUGHES Telematics, Inc.***

16.1	Letter from McGladrey & Pullen, LLP, independent registered public accounting firm

21.1	List of Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

99.1	HUGHES Telematics, Inc. 2009 Equity and Incentive Plan, effective as of March 31, 2009.

99.2	HUGHES Telematics, Inc. 2006 Stock Incentive Plan, effective as of November 30, 2006.

***	Confidential treatment will be requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

*	Incorporated herein by reference to the Current Report on Form 8-K of Polaris Acquisition Corp. filed March 12, 2009.
**	Incorporated herein by reference to definitive proxy statement of Polaris Acquisition Corp. filed on February 12, 2009.
***	Confidential treatment will be requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARIS ACQUISITION CORP.

Date: April 6, 2009	By:	/s/ Craig Kaufmann
Craig Kaufmann
Vice President Finance and Treasurer

Exhibit Index

Exhibit Number	Exhibit Title
2.1	Second Amended and Restated Merger Agreement, dated March 12, 2009, by and among Polaris Acquisition Corp., HUGHES Telematics, Inc., and Communication Investors, LLC*

3.1	Amended and Restated Certificate of Incorporation of HUGHES Telematics, Inc. filed with the Secretary of State of the State of Delaware on March 31, 2009**

3.2	Amended and Restated By-laws of HUGHES Telematics, Inc.

4.1	Specimen Common Stock Certificate

10.1	Shareholders’ Agreement, dated as of March 31, 2009, among Polaris Acquisition Corp. and each of the Persons listed on Schedules I, II and III.

10.2	Escrow Agreement, dated as of March 31, 2009, by and among Polaris Acquisition Corp., Trivergance, LLC and Continental Stock Transfer & Trust Company.

10.3	Amendment to Stock Escrow Agreement, dated as of March 31, 2009, by and among Polaris Acquisition Corp., its initial stockholders and Lazard Capital Markets LLC

10.4	Letter Agreement, dated as of March 23, 2007, between Networkcar, Inc. and Keith Schneider

10.5	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Craig Kaufmann.

10.6	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Robert Lewis.

10.7	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Jeffrey Leddy.

10.8	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Erik Goldman.

10.9	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Andrew Africk.

10.10	Non-Qualified Stock Option Agreement, effective as of November 30, 2007, between HUGHES Telematics, Inc. and Matthew Nord.

10.11	Non-Qualified Stock Option Agreement, dated as of April 11, 2007, between HUGHES Telematics, Inc. and Keith Schneider.

10.12	Non-Qualified Stock Option Agreement, effective as of January 8, 2007, between HUGHES Telematics, Inc. and Craig Kaufmann.

10.13	Non-Qualified Stock Option Agreement, effective as of March 9, 2007, between HUGHES Telematics, Inc. and Robert Lewis.

10.14	Amended and Restated Credit Agreement, dated as of April 9, 2008, among HUGHES Telematics, Inc., Various Lenders, Morgan Stanley Senior Funding, Inc., and Morgan Stanley & Co. Incorporated.

10.15	Assumption Agreement, dated as of March 31, 2009, among HUGHES Telematics, Inc., each Subsidiary Guarantor signatory hereto, the Administrative Agent and Collateral Agent.

10.16	Guaranty and Collateral Agreement, dated as of March 31, 2008, among HUGHES Telematics Inc., subsidiary guarantors and Morgan Stanley & Co. Incorporated

10.17	Telematics Services Agreement, effective as of June 4, 2007, by and between HUGHES Telematics Inc. and DaimlerChrysler Company LLC.***

10.18	Telematics Services Agreement, dated October 31, 2007, by and between HUGHES Telematics Inc. and Mercedes-Benz USA, LLC.***

10.19	Telematics Agreement, dated December 28, 2007, between HUGHES network Systems, LLC and HUGHES Telematics, Inc.***

16.1	Letter from McGladrey & Pullen, LLP, independent registered public accounting firm

21.1	List of Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

99.1	HUGHES Telematics, Inc. 2009 Equity and Incentive Plan, effective as of March 31, 2009.

99.2	HUGHES Telematics, Inc. 2006 Stock Incentive Plan, effective as of November 30, 2006.

*	Incorporated herein by reference to the Current Report on Form 8-K of Polaris Acquisition Corp. filed March 12, 2009.
**	Incorporated herein by reference to definitive proxy statement of Polaris Acquisition Corp. filed on February 12, 2009.
***	Confidential treatment will be requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.